UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
One Liberty Properties, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Great Neck, New York 11021
(516) 466-3100
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 10, 2020
The annual meeting of stockholders of One Liberty Properties, Inc., a Maryland corporation (“we,” “us”, “our” or the “Company”), will be held at our offices, located at 60 Cutter Mill Road, Suite 303, Great Neck, NY, on Wednesday, June 10, 2020 at 9:30 a.m., local time, to consider and vote on the following matters:
1.	The election of three directors, each to serve until the 2023 Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies;
2.
A proposal to approve a non-binding advisory resolution regarding the compensation of our executive officers for the year ended December 31, 2019, as more fully described in the accompanying proxy statement;

3.	A proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020;
4.	Proposals to amend our charter, in each case as more fully described in the accompanying proxy statement, to:
A.	increase our authorized capital stock and our authorized common stock;
B.	revise the requirements in our charter to indemnify and advance the expenses of our officers, directors and employees with respect to liabilities arising in connection with their services to us; and
C.	change the vote required for our stockholders to approve certain actions.
5.	Proposals to amend our Bylaws, in each case as more fully described in the accompanying proxy statement, to:
A.	eliminate certain restrictions on our ability to engage in certain investment, financing, re-leasing and other transactions; and
B.	eliminate certain requirements relating to management arrangements; and
6.	Any other business property brought before the meeting.
Proposals 4.A through 4.C are referred to collectively as the Charter Amendment Proposal and Proposals 5.A and 5.B are referred to collectively as the Bylaw Amendment Proposal.
The Board of Directors recommends that you vote “FOR” the election of each of the nominees listed in the accompanying proxy statement, “FOR” proposals 2 and 3, “FOR” the Charter Amendment Proposal and “FOR” the Bylaw Amendment Proposal.
Holders of record of our common stock at the close of business on April 14, 2020 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.
It is important that your shares be represented and voted at the meeting. To assure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it in the enclosed prepaid envelope, whether or not you plan to attend the meeting. Most stockholders can also vote by telephone or via the internet. Telephone and internet voting information is provided on the accompanying proxy card. Your proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the meeting.
By Order of the Board of Directors

S. Asher Gaffney, Secretary
April 22, 2020
We urge each stockholder to promptly sign and return the enclosed proxy card or use telephone or internet voting. See our questions and answers about the meeting for information about voting by telephone or internet, how to revoke a proxy, and how to vote shares in person.

ONE LIBERTY PROPERTIES, INC.
PROXY STATEMENT
GENERAL
Our Board of Directors,which we may also refer to as the “board of directors” or the “board,” is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2020 annual meeting of stockholders of One Liberty Properties, Inc. The meeting will be held at our offices, 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021 on Friday, June 10, 2020 at 9:30 a.m., local time.
The proxies will be voted at the meeting and may also be voted at any adjournments or postponements of the meeting.
All properly executed proxy cards, and all properly completed proxies submitted by telephone or by the internet, that are delivered pursuant to this solicitation, will be voted at the meeting in accordance with your directions, unless the proxy is properly revoked before the meeting.
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
What is the purpose of the annual meeting?
At our annual meeting, stockholders will consider and vote on the following matters:
•	election of three directors to hold office until the 2023 annual meeting and until their respective successors are duly elected and qualify;
•	a proposal to approve a non-binding advisory resolution regarding our executive compensation for the year ended December 31, 2019;
•	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020;
•	the Charter Amendment Proposal;
•	the Bylaw Amendment Proposal; and
•	such other matters as may properly come before the meeting.
How does the Board of Directors recommend that I vote at the annual meeting?
Our Board of Directors recommends that you vote:
•
“FOR” the election of each of Charles Biederman, Patrick J. Callan, Jr., and Karen A. Till (collectively the “Nominees”), each to hold office until the 2023 annual meeting and his or her successor is duly elected and qualifies;

•	“FOR” the proposal to approve the non-binding advisory resolution regarding our executive compensation;
•	“FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020;
•	“FOR” the Charter Amendment Proposal; and
•	“FOR” the Bylaw Amendment Proposal.
The persons named as proxies will vote in their discretion on any other matter properly brought before the annual meeting.

Who is entitled to vote?
We are mailing this proxy statement on or about April 24, 2020 to our stockholders of record as of the close of business on April 14, 2020, which we refer to as the record date. The record date was established by our board. Stockholders as of the close of business on the record date are entitled to receive notice of and to vote their shares at the meeting. Each outstanding share of common stock entitles the holder to cast one vote. As of the close of business on the record date, 20,152,054 shares of our common stock were outstanding and entitled to vote at the meeting.
How do I vote?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., LLC, you are considered the stockholder of record with respect to those shares and the proxy card was sent directly to you by our transfer agent. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:
•	Vote online. You may vote online at www.voteproxy.com. To vote online, you must have your control number provided in the proxy card.
•	Vote by telephone. You may vote by telephone by calling 1-800-PROXIES (1-800-776-9437). To vote by telephone, you must have the control number provided in your proxy card.
•	Vote by regular mail. If you would like to vote by mail, please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.
•	Vote by attending the meeting in person.
Proxies submitted over the internet, by telephone or by mail must be received by 11:59 p.m. New York City time, on June 9, 2020. If you vote by telephone or via the internet, it is not necessary to return your proxy card.
If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and a voting instruction form was forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee. If you wish to vote in person at the annual meeting, you must contact the broker or nominee to obtain a legal proxy from the broker or nominee.
How will my shares be voted?
If you are a stockholder of record as of the close of business on the record date and you do not mark any selections but return the signed proxy card, your shares will be voted by the proxies named on the proxy card “FOR” each of the three Nominees, “FOR” the proposal to approve the non-binding advisory resolution regarding executive compensation, “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020, “FOR” the Charter Amendment Proposal and “FOR” the Bylaw Amendment Proposal. If you are a stockholder of record as of the close of business on the record date and you return the signed proxy card, the proxy holders may vote in their discretion with respect to any other matters that properly come before the meeting. If any Nominee named in this Proxy Statement is unwilling or unable to serve as a director, our Board may nominate another individual for election as a director at the annual meeting, and the persons named as proxy holders will vote “FOR” the election of any substitute nominee.
If you are a stockholder of record as of the close of business on the record date and you wish to name as a proxy someone other than the proxies named on the proxy card, you may do so by crossing out the name of the designated proxies and inserting the name of another person. In that case, it will be necessary to sign the proxy card and deliver it to the person so named and for the person so named to be present at and vote at the meeting with the properly executed and marked proxy card. Proxy cards so marked should not be mailed to us or to American Stock Transfer and Trust Company, LLC.

If my shares are held in “street name” by my broker, bank, trust or other nominee, will my broker, bank, trust or other nominee vote my shares without specific instructions from me?
Not in most circumstances. In the absence of your voting instructions, your broker, bank, trust or other nominee may only vote your shares in its discretion on “routine matters” and your nominee may not vote your shares on proposals that are not “routine.” We believe that the proposal to ratify the selection of Ernst & Young LLP is a routine matter on which nominees can vote on behalf of their clients if clients do not furnish voting instructions. All of the other proposals may be considered non-routine matters so your nominee may not be entitled to vote your shares on these proposals without your instructions. If your shares are held in “street name” by your broker, bank, trust or other nominee, you should follow the directions provided by your broker, bank, trust or other nominee in order to instruct them to how to vote your shares.
Who will count the vote?
A representative of our transfer agent, American Stock Transfer and Trust Company, LLC, or another person designated by or at the direction of our Board of Directors, will tabulate the votes and act as inspector of elections.
Can I revoke my proxy before it is exercised?
If you hold stock directly in your name, you can revoke your proxy at any time before it is voted at the annual meeting by filing a written revocation with the Office of our Corporate Secretary, or delivering to American Stock Transfer and Trust Company, LLC a properly executed proxy bearing a later date. You may also revoke your proxy with a timely and valid later telephone or Internet vote or by attending the meeting and voting in person. If not so revoked, the shares represented by such proxy will be voted as instructed in the proxy.
If your shares are held in the name of a broker, bank or other nominee, you must contact such nominee and comply with the nominee’s procedures if you want to revoke or change the instructions that you previously provided to the nominee.
Attendance at the meeting will not by itself automatically revoke a previously granted proxy.
What constitutes a quorum?
A quorum is the presence in person or by proxy of stockholders holding a majority of shares entitled to vote at the meeting. To constitute a quorum, at least 10,076,028 shares must be present in person or by proxy at the meeting. Generally, action cannot be taken at the meeting unless a quorum is present.
Abstentions and brokers non-votes will be considered present for the purpose of determining the presence of a quorum.
Is my vote important?
If you do not submit a proxy or vote in person at the annual meeting, it will be more difficult for us to obtain the necessary quorum to hold the annual meeting. In addition, your failure to submit a proxy or to vote in person will have the same effect as a vote “AGAINST” the proposal regarding the election of each of the Nominees to serve as director, “AGAINST” the Charter Amendment Proposal, and “AGAINST” the Bylaw Amendment Proposal.
Can I vote “FOR” the Charter Amendment Proposal or any or all of the sub-proposals regarding our charter and “AGAINST” the Bylaw Amendment Proposal or any or all of the sub-proposals regarding our bylaws.
Yes. Each of the proposals to be submitted to the stockholders stands on its own. Accordingly, you may vote against the Charter Amendment Proposals (or any one or more of the related sub-proposals) or the Bylaw Amendment Proposals (or any one or more of the related sub-proposals). If one or more but fewer than all of Proposals 4.A, 4.B and 4.C are approved, our amended and restated charter will be revised to reflect only those proposals that have been approved, and if one but fewer than all of Proposals 5.A and 5.B are approved, the Bylaws will be revised to reflect only those proposals that have been approved.

How many votes does it take to approve the items to be voted upon?
The affirmative vote of the holders of a majority of the outstanding shares is required for the election of each Nominee, and the approval of Proposals 4.A and 4.B and the Bylaw Amendment Proposal. Accordingly, abstentions and broker non-votes will have the effect of the vote against the election of such nominees and the approval of such proposals.
The affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares is required for the approval of Proposal 4.C. Accordingly, abstentions and broker non-votes will have the effect of a vote against the adoption of this proposal.
The affirmative vote of a majority of all of the votes cast on the proposal is required for approval of the proposals relating to the non-binding advisory vote on executive compensation and to ratify the selection of Ernst & Young LLP. For purposes of the non-binding advisory vote on executive compensation, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote. For the purposes of the vote on the selection of Ernst & Young LLP, abstentions will not be counted as votes cast and will have no effect on the result of the vote. Brokers, banks and other nominees are not prohibited from voting shares held in street name in their discretion on this proposal, and we do not expect to receive any broker non-votes on this proposal.
Who is soliciting my vote and who pays the cost?
Our board of directors is soliciting proxies for the meeting and we will pay the entire cost of the solicitation, including preparing and mailing this proxy statement. In addition to the solicitation of proxies by mail and through our and our affiliates’ directors, officers and employees, we will request banks, brokers, custodians, nominees and other record holders to forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. We will reimburse such record holders for their reasonable out-of-pocket expenses in forwarding proxies and proxy materials to stockholders. We have retained DF King for a fee of $6,000 plus expenses and other customary charges, to aid in the solicitation of proxies from our stockholders. To the extent necessary to ensure sufficient representation at the meeting, we or our proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, internet or other means of electronic transmission. The extent to which this will be necessary depends upon how promptly proxies are returned. We urge you to send in your proxy without delay.
What is householding?
Stockholders who share the same address and last name may receive only one copy of the proxy materials unless we, in the case of stockholders of record, or such stockholder’s broker, bank or nominee, in the case of stockholders whose shares are held in street name, receive contrary instructions. This practice, known as “householding,” is designed to reduce printing and mailing costs. Stockholders desiring to discontinue householding and receive a separate copy of the proxy materials, may (1) if their shares are held in street name, notify their broker, bank or nominee or (2) if they are stockholders of record, direct a written request to: One Liberty Properties, Inc., 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attn: Office of the Corporate Secretary.
When are stockholder proposals due for the 2021 Annual Meeting?
If a stockholder wants a proposal to be included in our proxy statement for the 2021 annual meeting of stockholders, the proposal, in writing and addressed to the Office of the Corporate Secretary, must be received by us no later than December 26, 2020. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement in accordance with applicable regulations governing the solicitation of proxies.
For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead intended to be presented directly at the 2021 annual meeting, rules and regulations promulgated by the Securities and Exchange Commission, which we refer to as the “SEC”, permit us to exercise discretionary voting authority to the extent conferred by proxy if we:
•
receive notice of the proposal before March 10, 2021, and advise stockholders in the proxy statement for our 2021 annual meeting of stockholders of the nature of the proposal and how management intends to vote on such matter; or

•	do not receive notice of the proposal before March 10, 2021.
Notices of intention to present proposals at our 2021 annual meeting should be submitted in writing and addressed to the Office of the Corporate Secretary.
What other information about us is available?
Stockholders can call (516) 466-3100 or write to us at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attention: Office of the Corporate Secretary, to request a copy of our Annual Report on Form 10-K. This and other important information about us is also available on our web site which is located at www.1liberty.com. Our Annual Report to Stockholders for 2019 accompanies this proxy statement.

GOVERNANCE OF THE COMPANY
General
Our business, property and affairs are managed by or under the direction of our board of directors. Members of the board are kept informed of our business through discussions with our chief executive officer, chairman of the board and other officers, by reviewing materials provided to them and by participating in meetings of the board and its committees.
During 2019, the board held four meetings. All of the directors attended at least 75% of the total number of meetings of the board and the committees of which such director was a member. Our non-management directors (i.e., directors who are not compensated by us or our affiliates except for compensation for serving on the board or its committees) meet at regularly scheduled executive sessions without management. We encourage our directors to attend the annual meeting of stockholders and last year, 70% of our directors attended this meeting.
Leadership Structure
The board of directors designated J. Robert Lovejoy as its “Independent Lead Director.” Among other things, the Independent Lead Director presides over, and proposes the topics to be discussed at, executive sessions of the independent directors, recommends to the chairman of the board matters to be considered and materials to be reviewed by the board, participates in meetings of the committees of the board, serves as an independent point of contact for stockholders desiring to communicate with the board and performs such other duties and responsibilities as are assigned to him by a majority of the non-management directors.
Our company is led by Matthew J. Gould, chairman of our board, Fredric H. Gould, vice chairman of our board and Patrick J. Callan, Jr., president and chief executive officer. Although the board has not established a policy on whether the roles of the chairman and chief executive officer should be separated, the board believes our current structure is the most appropriate structure at this time because it makes the best use of the abilities of these individuals.
Risk Oversight
Management is responsible for the day-to-day management of risks we face. Our board of directors has overall responsibility for overseeing risk management with a focus on the more significant risks facing us. Our audit committee oversees risk policies and processes related to our financial statements, financial reporting processes and liquidity risks; our compensation committee oversees risks relating to remuneration of our full-time executive officers; and our nominating and corporate governance committee, which we refer to as the “nominating committee”, oversees corporate governance risks. A portion of each quarterly meeting of the audit committee is devoted to reviewing with management, among other things, property portfolio issues which could have a material adverse impact on current or future operations or financial condition including, potential or actual impairments, if any, liquidity risks, debt covenants and maturities, lease expirations and, as required, reviewing risks arising from related party transactions. Each audit committee meeting is generally attended by our chairman of the board, chief executive officer and chief operating officer who are there, among other things, to respond to issues relating to tenant matters or property operations. In addition, at each meeting of the audit committee, our chief financial officer, our chief accounting officer, the accounting firm performing the internal audit function on our behalf and our independent registered public accounting firm report to the committee with respect to compliance with our internal control policies to ascertain that no failures of a significant or material nature have occurred. This process assists the audit committee in overseeing the risks related to our financial statements and the financial reporting process.
At each meeting of the board of directors, the significant risk issues reviewed by the audit committee at its most recent meeting are discussed by the Board.
Our compensation committee monitors risks associated with our compensation structure. The compensation committee believes that the compensation programs which are in place do not give rise to any risk that is reasonably likely to have a material adverse effect on us.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that is designed to help our directors, officers, employees, agents and consultants resolve ethical issues. This code applies to all directors, officers, employees, agents and consultants, including our chief executive officer, principal financial officer, principal accounting officer or persons performing similar functions. The code covers a variety of topics, including those required by the SEC and the New York Stock Exchange, which we refer to as the “NYSE.” Topics covered include conflicts of interest, confidentiality of information, and compliance with laws and regulations.
During 2019, there were no amendments to the code and no waivers of the provisions of the code with respect to any of our directors, officers, employees, agents or consultants. We will post any amendments to, or waivers of, our code on our website. See “Additional Information and Notice of Internet Availability of Proxy Materials” to obtain access to, or copies of, our code of business conduct and ethics.
Committees of the Board of Directors
We have three standing committees: audit, compensation and nominating. Our board has adopted corporate governance guidelines that address the make-up and function of the board and a charter for each of these committees. The charter for each committee requires that such committee be comprised of at least three independent directors and in the case of the audit committee, also requires that at least one member of the committee qualify as a “financial expert.” All of the members of each committee were independent during their period of service on such committee and in the case of the audit committee, each such member was also financially literate. See “Additional Information and Notice of Internet Availability of Proxy Materials” to obtain access to, or copies of, our corporate governance guidelines and committee charters.
The table below provides membership and meeting information for each of the standing board committees for 2019:
Name	Audit	Compensation	Nominating
Charles Biederman(1)		✓	Chair
Joseph A. DeLuca	✓
J. Robert Lovejoy(2)		Chair	✓
Louis P. Karol(3)			Chair
Leor Siri(4)	Chair
Karen A. Till(5)			✓
Eugene I. Zuriff(2)	✓	Chair
Number of Meetings	4	4(6)	3(6)
(1)	Mr. Biederman’s service as chair of this committee began September 11, 2019.
(2)	Mr. Zuriff served as chair of this committee through June 13, 2019 at which time Mr. Lovejoy became chair.
(3)	Mr. Karol resigned as a director and as chair of the nominating committee on August 2, 2019.
(4)	Mr. Siri served as our audit committee financial expert in 2019.
(5)	Ms. Till was elected on September 11, 2019 by the Board to serve as a director and as a member of the nominating committee.
(6)	Includes a joint meeting of the compensation committee and nominating committee.
Audit Committee
This committee is responsible for assisting the board in overseeing, among other things, (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of the independent registered public accounting firm, (v) the performance of the accounting firm performing our internal control audit function, and (vi) the preparation of the audit committee report required by the SEC for inclusion in this proxy statement. The audit committee is also responsible for the selection and engagement of our independent registered public accounting firm, for approving the fees paid to such firm and for approving related party transactions.

Compensation Committee
This committee recommends the base salary and annual bonus to our full-time senior executive officers and the fees to be paid to our directors, determines (or delegates, in the manner and to the extent permitted by applicable law, the determination of) all awards under our equity based incentive plans, oversees compliance with our stock ownership guidelines, and monitors risks associated with our compensation structure.
Nominating Committee
This committee is responsible for, among other things, recommending a slate of directors for election to the board of directors at the annual stockholders’ meeting, recommending committee assignments to the board of directors, identifying and recommending candidates to fill vacancies on the board of directors between annual stockholder meetings, recommending a slate of officers for election by the board of directors at the annual directors’ meeting, proposing, monitoring and recommending changes to our corporate governance guidelines and overseeing the evaluation of the effectiveness of our board of directors and the committees thereof.
Director Qualifications
The board believes that it should be comprised of directors with complementary backgrounds and that directors should, at a minimum, have experience which is relevant to our business or otherwise be of assistance to the board in its deliberations. Our nominating committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. It considers the personal and professional attributes and the experience of each director candidate to promote diversity of expertise and experience among our directors. Additionally, directors should possess the highest personal and professional ethics in order to perform their duties properly and should be willing and able to devote the required amount of time to our business.
When considering candidates for director, the nominating committee will take into account a number of factors, including the following:
•	Independence, including independence from management and pursuant to the NYSE’s director independence standards;
•	Whether the candidate has relevant business experience;
•	Judgment, skill, integrity and reputation;
•	Financial and accounting background, to enable the nominating committee to determine whether the candidate would be suitable for audit committee membership;
•	Executive compensation background, to enable the nominating committee to determine whether the candidate would be suitable for compensation committee membership; and
•	The size and composition of the existing board.
The nominating committee will consider candidates for director suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to our Office of the Corporate Secretary and include:
•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the nominating committee;
•	The name of and contact information of the candidate;
•
A detailed statement of the candidate’s business and educational experience and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board of directors;

•	Information regarding each of the factors listed above sufficient to enable the nominating committee to evaluate the candidate;
•	A statement detailing any relationship between the candidate and any of our competitors, affiliated companies or officers or directors;

•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.
When seeking candidates for director, the nominating committee may solicit suggestions from management, incumbent directors and others. The nominating committee or its chair will interview a candidate if it believes the candidate might be suitable to be a director. The nominating committee may also ask the candidate to meet with management.
The nominating committee generally intends to recommend that the board nominate incumbent directors whom the committee believes will continue to make important contributions to us, inasmuch as the committee believes that the continuing service of qualified incumbents promotes stability and continuity, giving us the benefit of the familiarity and insight into our affairs that such directors have accumulated during their tenure, while contributing to the board’s ability to work as a collective body.
Independence of Directors
The board affirmatively determined that for the purposes of the corporate governance requirements of the NYSE and, as applicable, the SEC, each of (i) Charles Biederman, Joseph A. DeLuca, J. Robert Lovejoy, Leor Siri, Karen A. Till and Eugene I. Zuriff, constituting 60% of our directors and (ii) the members of our audit, compensation and nominating committees, is independent. The board based these determinations primarily on a review of the responses of our directors to questions regarding employment and compensation history, affiliations and family and other relationships, discussions with directors and relevant facts and circumstances provided to management of any relationships bearing on the independence of a director. In evaluating the independence of Messrs. Biederman and Lovejoy, the board was aware that these directors are limited partners in an investment vehicle managed by an affiliate of Gould Investors L.P. Gould Investors is a stockholder and an affiliate of ours and is primarily engaged in the ownership and operation of real estate properties held for investment. See “Certain Relationships and Related Transactions” for further information about Gould Investors.
Compensation Committee Interlocks and Insider Participation
None of the compensation committee members were ever officers or employees of ours or has had any relationship requiring disclosure by us under any paragraph of Item 404 (Transactions with Related Persons, Promoters and Certain Control Persons) of Regulation S-K.
Communications with Directors
Stockholders, employees and other interested persons who want to communicate with the board, any committee of the board, or any individual director can write to:
One Liberty Properties, Inc.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Attention: Office of the Corporate Secretary
The Office of the Corporate Secretary will:
•	Forward the communication to the director or directors to whom it is addressed;
•	Attempt to handle the inquiry directly; for example, where it is a request for information about the company or it is a stock-related matter; or
•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
At each board meeting, the Secretary will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors on request.
In the event that a stockholder, employee or other interested person would like to communicate with our non-management directors confidentially, they may do so by sending a letter to “Independent Lead Director” at the address set forth above. Please note that the envelope must contain a clear notation that it is confidential.

Compensation of Directors
The following table sets forth the cash compensation payable in 2019 to the non-management directors for service on our board and its committees:
		Committee(3)
	Board	Audit	Compensation	Nominating
Annual retainer(1)	$32,000(2)	$12,000	$6,000	$5,000
Participation in meeting	1,000	—	—	—
Chairman’s annual retainer(2)	289,406(3)	15,000	8,500	7,000
Vice Chairman’s annual retainer	115,763(3)	—	—	—
Lead director’s annual retainer	25,000	—	—	—
(1)	Effective January 1, 2020, the annual retainer for serving as a director or member of the audit, compensation or nominating committee is $33,000, $12,400, $6,200 and $5,200, respectively.
(2)	The amounts paid for serving as the chair of the applicable committee are in addition to the annual retainer for service on such committee.
(3)
Matthew J. Gould and Fredric H. Gould, members of management, were paid the Chairman’s and Vice Chairman’s annual retainer, respectively. See “Executive Compensation—Compensation of the Chairman and Vice Chairman of the Board” and “Certain Relationships and Related Transactions.”

In addition, non-management directors are awarded shares of restricted common stock annually – the number of such shares varies from year to year. In each of 2020, 2019 and 2018, each such director was awarded 3,200 shares of restricted stock. The restricted stock vests on a cliff vesting basis five years after the grant, subject to acceleration upon the occurrence of specified events; during the vesting period, the owner is entitled to vote and receive distributions, if any, on such shares.
Our non-management directors received the following compensation for 2019:
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Charles Biederman	47,750	82,240	129,990
Joseph A. DeLuca	47,000	82,240	129,240
J. Robert Lovejoy	76,250	82,240	158,490
Louis P. Karol	36,000	82,240	118,240
Leor Siri	63,000	82,240	145,240
Karen A. Till	10,250	—	10,250
Eugene I. Zuriff	58,250	82,240	140,490
(1)
The compensation received by: (a) Matthew J. Gould, Chairman of the Board, Fredric H. Gould, Vice Chairman of the Board and Patrick J. Callan, Jr., President, Chief Executive Officer and a Director, is set forth in the Summary Compensation Table; and (b) Jeffrey A. Gould, a Senior Vice President and Director, is set forth in “Certain Relationships and Related Transactions.”

(2)
Includes all fees earned for services as a director, including annual retainer fees, committee and committee chair fees, independent lead director fee and meeting fees of $1,000 per board meeting. Each non-management director is entitled to reimbursement of travel and other expenses incurred in connection with attendance at board and committee meetings, which amounts are not included in this table.

(3)
Represents the aggregate grant date fair value of these restricted stock awards computed in accordance with Accounting Standards Codification Topic 718—Stock Compensation, which we refer to as “ASC Topic 718”. The closing price per share on January 10, 2019, the grant date, was

$25.70 – on such date, each of these directors was awarded 3,200 shares of restricted stock. These shares vest in January 2024. On January 17, 2020, each non-management director was granted 3,200 shares of restricted stock with a grant date fair value of $28.10 per share. Such shares vest in January 2025.
The table below shows the number of outstanding shares of our unvested restricted stock and the value thereof held by each non-management director at December 31, 2019:
Name(1)	Unvested Restricted Stock (#)	Market Value of Unvested Restricted Stock ($)(2)
Charles Biederman	14,900	405,131
Joseph A. DeLuca	14,900	405,131
J. Robert Lovejoy	14,900	405,131
Louis P. Karol	—	—
Leor Siri	14,900	405,131
Karen A. Till	—	—
Eugene I. Zuriff	14,900	405,131
(1)
Information regarding the outstanding restricted stock units (“RSUs”) and shares of restricted stock held by Messrs. F. Gould, M. Gould and Callan, our named executive officers who also serve as directors, is set forth under “Executive Compensation – Outstanding Equity Awards at Fiscal Year End.”

(2)	The closing price on the NYSE on December 31, 2019 for a share of our common stock was $27.19.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS
The following table sets forth, as of April 14, 2020 information concerning shares of our common stock owned by (i) all persons known to own beneficially 5% or more of our outstanding stock, (ii) all directors and nominees for election as directors, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group:
Name	Amount of Beneficial Ownership(1)	Percent of Class
Charles Biederman(2)	29,850	*
Patrick J. Callan, Jr.	243,210	1.2%
Joseph A. DeLuca(3)	43,936	*
Fredric H. Gould(4)(5)	2,344,833	11.6%
Jeffrey A. Gould(4)(6)	2,162,774	10.7%
Matthew J. Gould(4)(7)	2,120,751	10.5%
David W. Kalish(8)	338,874	1.7%
J. Robert Lovejoy(9)	74,580	*
Lawrence G. Ricketts, Jr.	134,335	*
Leor Siri(10)	18,100	*
Karen A. Till	3,200	*
Eugene I. Zuriff(11)	32,957	*
Directors and executive officers as a group (19 individuals)(4)	4,384,821	21.8%
Gould Investors L.P.(4)(12)	1,841,009	9.1%
BlackRock, Inc.(13)	1,299,784	6.5%
The Vanguard Group(14)	1,627,762	8.1%
Renaissance Technologies LLC(15)	1,044,025	5.2%
*	Less than 1%
(1)
Securities are listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or to dispose of the securities, whether or not the person has an economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership of shares within 60 days of April 14, 2020. The percentage of beneficial ownership is based on 20,152,054 shares of common stock outstanding on April 14, 2020.

(2)	Excludes 56,453 shares owned by his spouse, as to which he disclaims any beneficial ownership interest.
(3)	Includes shares of common stock owned by a corporation of which he is the sole shareholder. Excludes 500 shares of common stock owned by his wife as to which he disclaims beneficial ownership.
(4)
Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould are the directors of the corporate managing partner of Gould Investors, and accordingly may be deemed to share voting and dispositive power with respect to the shares owned by Gould Investors.

(5)
Includes 490,268 shares of common stock owned directly, 1,841,009 shares of common stock owned by Gould Investors and 13,556 shares of common stock owned by entities over which he has sole or shared voting and dispositive power. Excludes 56,438 shares of common stock owned by his wife, as to which shares he disclaims beneficial ownership.

(6)
Includes 307,786 shares of common stock owned directly, 1,841,009 shares of common stock owned by Gould Investors and 13,979 shares of common stock owned by a foundation over which he has shared dispositive power.

(7)
Includes 261,719 shares of common stock owned directly, 1,841,009 shares of common stock owned by Gould Investors and 13,979 shares of common stock owned by a foundation over which he has shared voting and dispositive power. Also includes 4,044 shares of common stock owned by a pension trust over which he has shared voting and dispositive power.

(8)
Includes 165,624 shares of common stock owned directly and by his IRA and profit sharing trust, of which he is the sole beneficiary, and 173,250 shares of common stock owned by pension trusts over which he has shared voting and dispositive power. Excludes 500 shares of common stock owned by his wife, as to which shares he disclaims beneficial ownership.

(9)	Includes shares of common stock owned by his IRA. Excludes 12,458 shares of common stock owned by his wife as to which shares he disclaims beneficial ownership.
(10)	Excludes 285 shares held by his spouse, as custodian for their children, as to which shares he disclaims beneficial ownership.
(11)	Excludes 5,000 shares of common stock owned by his wife, as to which shares he disclaims beneficial ownership.
(12)	Address is 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021. This stockholder is primarily engaged in the ownership and operation of real estate properties held for investment.
(13)
As of December 31, 2019, based (other than with respect to percentage ownership) on information set forth in Amendment No. 9 to Schedule 13G filed with the SEC on February 5, 2020 by this reporting person whose business address is 55 East 52nd Street, New York, NY 10055. This reporting person reported that it has sole voting power with respect to 1,260,654 shares and sole dispositive power with respect to 1,299,784 shares and that it does not share voting or dispositive power with respect to the shares it beneficially owns.

(14)
As of December 31, 2019, based (other than with respect to percentage ownership) on information set forth in Amendment No. 7 to Schedule 13G filed with the SEC on February 12, 2020 by this reporting person, whose business address is 100 Vanguard Blvd., Malvern, PA, 19355. This reporting person reported that it has sole voting power with respect to 14,589 shares, shared voting power with respect to 1,000 shares, sole dispositive power with respect to 1,612,811 shares and shared dispositive power with respect to 13,951 shares.

(15)
As of December 31, 2019, based (other than with respect to percentage ownership) on information set forth in Schedule 13G filed by Renaissance Technologies LLC (“RTC”) and Renaissance Technologies Holding Corporation (“RTHC”; collectively with RTC, the “RTC Reporting Person”) with the SEC on February 12, 2020. The RTC Reporting Person, whose business address is 800 Third Avenue, New York, NY 10022, reported that it has sole voting power with respect to 1,012,236 shares, sole dispositive power with respect to 1,043,525 shares and shared dispositive power with respect to 500 shares. It further reported that 1,044,025 shares reported as beneficially owned by RTHC because of RTHC’s majority ownership of RTC.

ELECTION OF DIRECTORS

(PROPOSAL 1)
Pursuant to our by-laws, as amended, the number of our directors is determined by our board of directors. Our board currently consists of ten directors. The board is divided into three classes and the classes are elected on a staggered basis. Each class is elected to serve a three year term and is to be as equal in size as is possible. The terms of Charles L. Biederman, Patrick J. Callan, Jr. and Karen A. Till expire at the 2020 annual meeting and when their respective successors are elected and qualify. Our board, upon the recommendation of the nominating committee, nominated each of Ms. Till and Messrs. Biederman and Callan for election at the annual meeting, to serve until our 2023 annual meeting and until his or her successor is duly elected and qualifies. Seven other individuals serve as directors but are not standing for election because their terms extend past the date of the annual meeting. Proxies will not be voted for a greater number of persons than the number of nominees named in the proxy statement.
It is contemplated that all the Nominees will stand for election. Should any Nominee become unavailable for election, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee recommended by the board of directors.
If any director is unable to serve his or her full term, the board, by majority vote of the directors then in office, may elect a substitute.
Nominees for Election to Serve until the 2023 Annual Meeting
The following table sets forth information regarding the nominees for director to hold office until the 2023 annual meeting of stockholders:
Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Charles L. Biederman 86 Years
Director since 1989; Chairman from 2008 to 2010 of Universal Development Company, a commercial general contractor engaged in turnkey hotel, commercial and residential projects; Principal of Sunstone Hotel Investors, LLC, a company engaged in the management, ownership and development of hotel properties, from 1994 to 2007; Executive Vice President of Sunstone Hotel Investors, Inc., a real estate investment trust engaged in the ownership of hotel properties, from 1994 to 1998 and Vice Chairman of Sunstone Hotel Investors from 1998 to 1999. Mr. Biederman, a retired professional architect, was involved for many years in the development and construction of residential communities. He subsequently became involved, as an executive officer and a director, in the activities of a publicly traded real estate investment trust engaged in the ownership of hotel properties and developed, as an investor, principal and partner, residential properties and hotels. In his business activities he has been involved in all aspects of real estate ownership and operation and in real estate development, which includes financing and related financial matters. His many years of diverse business experience make him a valued member of our Board.

Patrick J. Callan, Jr. 57 Years
Director since 2002, President since 2006 and Chief Executive Officer since 2008; Senior Vice President of First Washington Realty, Inc. from 2004 to 2005; Vice President of Real Estate for Kimco Realty Corporation, a real estate investment trust, from 1998 to 2004. Mr. Callan joined us in 2002, as a director, with significant experience in commercial leasing with a publicly traded real estate investment trust and thereafter served as a senior executive officer of another real estate investment trust. His knowledge of our business and industry made him an excellent choice to become our president in 2006 and our chief executive officer in 2008.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Karen A. Till 57 Years
Director since 2019; since 2010, Chief Financial Officer of Miller & Milone, P.C., a law firm focused on healthcare law, elder law and estate planning; from 1998 to 2010, employed by Arbor Commercial Mortgage, LLC, a Fannie Mae and Freddie Mac Delegated Underwriting and Servicing (DUS®) lender, including serving as Vice President – Strategic and Taxation from 2006 to 2010 with responsibility for, among other things, tax compliance and strategies for a NYSE listed REIT and various real estate partnerships; from 1988 to 1998 employed by BRT Apartments Corp. (f/k/a BRT Realty Trust), including serving as Vice President, Financial, from 1993 to 1998. Since 2019, she has also served as a board member and treasurer of the Sabrina Audrey Milone Foundation, Inc. Ms. Till is a certified public accountant. Our executive officers suggested to our nominating committee that it consider electing Ms. Till as a director. Ms. Till’s experience as a chief financial officer as well as her diverse experience in strategic business planning, finance, tax and accounting at two NYSE listed REITs brings a broad perspective to our board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF CHARLES L. BIEDERMAN, PATRICK J. CALLAN, JR. AND KAREN A. TILL AS DIRECTORS.

Directors to Continue in Office Until the 2021 Annual Meeting
Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Joseph A. DeLuca 74 Years
Director since 2004; Principal and sole shareholder of Joseph A. DeLuca, Inc., engaged in commercial and multifamily real estate debt and equity investment advisory and restructuring, since 1998; Director of Capmark Bank, a commercial and multifamily Industrial Bank real estate lender from 2011 through its successful resolution, repayment of all deposits, collection / liquidation of assets, return of shareholder (parent) capital and completion of de-banking at year end 2013; Member of Board of Managers of Wrightwood Capital LLC, a private commercial real estate lender and investment manager beginning in 2010 and continuing through June 2015, encompassing modifications to Wrightwood’s financing structure, operating platform and the restructuring/monetization of its real estate assets and portfolios; Consultant to Gramercy Capital Corp. from 2008 to 2011 for restructuring /special servicing /monetization of various real estate investments; Principal of MHD Capital Partners, LLC from 2006 to 2009, an equity oriented real estate investing entity; Director of Real Estate Investments for Equitable Life Assurance Society of America under a consulting contract from 1999 to 2002; Executive Vice President/Managing Director/Group Head of the Real Estate Finance & Real Estate Investment Banking Groups for Chemical Bank from 1990 and continuing in this capacity through the 1992 merger with Manufacturers Hanover Corporation and through the 1996 merger with the Chase Manhattan Bank to 1998. He has served as a Governor of the Real Estate Board of New York and as Chairman of the Advisory Board of the NYU Real Estate Institute. He also has served as a Senior Vice Chairman of the Real Estate Roundtable in Washington, DC and is currently a member of its Real Estate Capital Policy Committee. After leaving the bank in 1998, Mr. DeLuca has been a consultant on real estate matters to various public and private entities. His years of experience in banking and the real estate industry, particularly in real estate finance matters, provides our board with a director who has exceptional knowledge and understanding of real estate finance, credit issues from both the lender’s and borrower’s perspectives, and investment property acquisitions and dispositions.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Fredric H. Gould 84 Years
Vice Chairman since June 2013, Chairman from 1989 through June 2013, Chief Executive Officer from 1999 to 2001 and from 2005 to 2007; From 1997 through 2013, Chairman of Georgetown Partners, Inc., managing general partner of Gould Investors, which is primarily engaged in the ownership and operation of real estate properties held for investment; Since 1984, a director of, and from 1984 through 2013, Chairman of the Board of BRT Apartments Corp., a NYSE listed real estate investment trust; Vice President and sole stockholder of Majestic Property Management Corp. for more than the past five years. Director of EastGroup Properties, Inc., a real estate investment trust engaged in the acquisition, ownership and development of industrial properties, from 1998 through 2019. Fredric H. Gould is the father of Jeffrey A. Gould and Matthew J. Gould. Mr. Fredric H. Gould has been involved in the real estate business for over 50 years, as an investor and owner, and as the chief executive officer of publicly traded real estate entities and real estate investment trusts. He has also served as a director of four real estate investment trusts, including serving as Chairman of the Board of our company, and as a Director and a member of the loan committee of two savings and loan associations. His knowledge and experience in business, finance, tax, accounting and legal matters and his knowledge of our business and history makes him an important member of our board of directors.

Leor Siri 47 Years
Director since 2014; Since 2014, Chief Financial Officer and a member of the Management Committee of Silverstein Properties, Inc.; Chief Financial Officer of Ian Schrager Company from 2013 to 2014; Chief Financial Officer and member of the Executive Investment Committee of Seavest Inc., from 2011 to 2013; Chief Accounting Officer, Treasurer and Director of Elad Group, Ltd. From 2006 to 2011; from 1996 to 2006, served in various capacities (including senior manager) at Ernst & Young LLP. Mr. Siri is a certified public accountant. His experience as chief financial officer of businesses engaged in the real estate industry adds an informed voice to our board and audit committee.

Eugene I. Zuriff 80 Years
Director since 2005; Consultant to the restaurant industry from 2010 through 2017; Vice Chairman of PBS Real Estate LLC, real estate brokers, from 2008 through 2010; President of The Smith & Wollensky Restaurant Group, Inc., a developer, owner and operator of a diversified portfolio of white tablecloth restaurants in the United States, from 2004 to 2007; Consultant to The Smith & Wollensky Restaurant Group, Inc., from 1997 to 2004 and a Director of The Smith & Wollensky Restaurant Group, Inc., from 1997 to 2007; Director of Israel Discount Bank of New York from 2014 through 2018; Director of Doral Federal Savings Bank from 2001 to 2007 and Chairman of its audit committee from 2001 to 2003. Mr. Zuriff’s experience as President and a Director of a publicly traded entity, as a director and committee member of various banks, provide him with knowledge and experience that is important to our board in its deliberations.

Directors to Continue in Office Until the 2022 Annual Meeting
Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Jeffrey A. Gould 54 Years
Director since 1999, Vice President from 1989 to 1999 and Senior Vice President since 1999; Since 1996, President, from 1996 through 2001, Chief Operating Officer, and since 2002, Chief Executive Officer of BRT Apartments Corp., a NYSE listed real estate investment trust; Director of BRT Apartments since 1997; Since 1996, Senior Vice President and since 2013, director of Georgetown Partners, Inc., the managing general partner of Gould Investors. Jeffrey A. Gould is the son of Fredric H. Gould and brother of Matthew J. Gould. Mr. Gould has spent his entire career in the real estate business. His principal activity for more than the past 17 years has been first as chief operating officer and then as chief executive officer of BRT Apartments. His experience in operating a public REIT and expertise in evaluating real estate acquisitions and dispositions, makes him a valued member of our board.

Matthew J. Gould 60 Years
Chairman since June 2013, Vice Chairman from 2011 through June 2013; Director since 1999; President and Chief Executive Officer from 1989 to 1999 and a Senior Vice President from 1999 through 2011; From 1996 through 2013, President, and from 2013, Chairman of the Board and Chief Executive Officer of Georgetown Partners, the managing general partner of Gould Investors; Senior Vice President of BRT Apartments since 1993 and director since 2001; Vice President of Majestic Property Management Corp. for more than the past five years. Matthew J. Gould is the son of Fredric H. Gould and brother of Jeffrey A. Gould. In addition to his general knowledge of real estate matters, he devotes a significant amount of his business time to the acquisition and sale of real property, and he brings his knowledge and expertise in these areas to his board activities. He also has experience in mortgage financing and real estate management, activities in which he is frequently involved. His more than 35 years’ experience as a real estate executive is a valuable asset to our board of directors.

J. Robert Lovejoy 75 Years
Director since 2004 and Independent Lead Director since 2011; Founder and principal of J.R. Lovejoy & Co. LLC, providing consulting and advisory services to corporate, investment and financial clients; Partner and Chief Administrative Officer of Deimos Asset Management LLC, a privately owned multi-strategy fund management company, from 2015 to 2016. Director from 2000 to 2013, Chairman from 2011 to 2013, and Interim Chief Executive Officer from 2011 to 2012 of Orient-Express Hotels Ltd., (now called Belmond Ltd.), a luxury lodging and adventure travel company which was acquired in 2019 by LVMH Moët Hennessey Louis Vuitton; Partner, Chief Administrative Officer and General Counsel of Coatue Management LLC, a privately owned investment management company, from 2009 through 2010; Managing Director of Groton Partners, LLC, merchant bankers, from 2006 to 2009; Senior Managing Director of Ripplewood Holdings, LLC, a private equity investment firm, from 2000 to 2005; Managing Director of Lazard Freres & Co. LLC and General Partner of Lazard’s predecessor partnership from 1984 to 2000; Partner, and previously Associate, of Davis Polk & Wardwell, law firm, from 1971 to 1984. Mr. Lovejoy, an attorney, has extensive experience in asset management and investment and merchant banking, and throughout his career has been involved in raising capital in private and public transactions, mergers and acquisitions, business law and accounting issues. His extensive experience in these areas makes him a valued member of our board of directors.

ADVISORY APPROVAL OF THE COMPENSATION OF EXECUTIVES

(PROPOSAL 2)
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we seek a non-binding advisory vote from our stockholders to approve the compensation awarded to our named executive officers as disclosed in this proxy statement. Although the advisory vote is non-binding, the compensation committee and the board will review the results of the vote and will consider our stockholders’ concerns and take them into account in future determinations concerning our executive compensation program. Our board recommends that you indicate your support for our compensation policies and procedures for our named executive officers, as outlined in the resolution below. Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the One Liberty Properties, Inc. 2020 proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THIS RESOLUTION.

EXECUTIVE COMPENSATION
The following features of our executive compensation program are evidence of our commitment to good corporate governance practice – we encourage you to read the more detailed information set forth herein:
WHAT WE DO

✔
Use rigorous performance goals. Only 32.2% of the RSUs awarded to our executive officers in 2017, 2018 and 2019 would have vested as of December 31, 2019, demonstrating the rigorous performance and market conditions established for our equity incentive awards.

✔
Emphasize equity awards as a significant portion of the performance/incentive component of compensation. Long-term equity awards (i.e., the grant date fair value of the restricted stock awarded in 2020 for 2019 performance) and equity incentive awards (i.e., the grant date fair value of RSUs awarded in 2019; the long-term equity awards and equity incentive awards are referred to collectively as the “Equity Awards”), accounted for 90.0% and 90.4% of the performance/incentive based component of compensation awarded to Messrs. Callan and Ricketts, respectively, in 2019.

✔
Equity awards as a significant component of annual base compensation. In 2019, Equity Awards, as a percentage of base annual compensation (i.e., salary, cash bonus and the grant date fair value of the Equity Awards), were 45.6% and 52.2% for Messrs. Callan and Ricketts, respectively.

✔
Mitigate undue risk in compensation programs. The executive compensation program includes features that reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of longer-term value.

✔	Balance of short-term and long-term incentives. Our incentive programs provide an appropriate balance between shorter and longer-term incentives.

✔	Capped equity award payouts. The number of shares that can be earned pursuant to Equity Awards are capped.

✔	Independent compensation committee. Our compensation committee is comprised entirely of independent directors and it oversees risks with respect to our compensation practices.

✔	Clawback policy. We are entitled to recoup compensation or cause the forfeiture of compensation as more fully described under “– Analysis – Clawbacks”.

✔	Stock ownership guidelines. All of our named executive officers and non-management directors own a meaningful amount of our stock– see “– Analysis – Stock Ownership Guidelines.”

✔
Diversity; Responsiveness to Stockholder’s Corporate Governance Comments. We are responsive to comments and concerns raised by our stockholders. In response to comments raised by stockholders regarding board diversity, we added a highly qualified woman, Karen A. Till, to our board. Ms. Till has served as director since 2019 and we have nominated her for election as a director at the annual meeting

WHAT WE DON’T DO

✘	No employment agreements. None of our officers have employment agreements. Employment of all of our full-time executive officers is “at will.”

✘
No severance arrangements. There are no severance or similar arrangements for our executive officers, other than accelerated vesting of shares of restricted stock and RSUs upon the occurrence of specified events (e.g., death, disability, retirement or change of control).

✘	No golden parachute tax gross-ups. There are no excise tax gross ups or similar arrangements for our executive officers.

✘	No dividend or dividend equivalents on unearned equity incentive awards. No dividends are paid on RSUs until the underlying shares are earned.

✘
Grant multi-year or guaranteed bonuses or equity grants. We do not pay guaranteed bonuses to anyone and currently have no guaranteed commitments to grant any equity-based awards. This ensures that we are able to base all compensation awards to measurable performance factors and business results.

✘
Offer costly defined benefit pension or supplemental retirement plans. We do not provide costly retirement benefits to our executive officers that reward longevity rather than contributions to our performance.

Total Stockholder Return
The following charts compare the three and five year cumulative return of our common stock with the Standard and Poor’s 500 index, the FTSE-NAREIT Equity REITs Index and the NAREIT Diversified Index. The three and five year charts assume $100 was invested on December 31, 2016 and 2014, respectively, in our common stock and each of these indices, and assumes the reinvestment of dividends:

Compensation Program
We describe below our compensation objectives, policies and decisions as applied to the compensation provided by us in 2019 to the executive officers, whom we refer to as our “named executive officers,” identified in the “Summary Compensation Table”. This discussion focuses on the information contained in the compensation tables appearing herein, but also describes our historic compensation structure to enhance an understanding of our executive compensation disclosure and practice. Our compensation committee oversees our compensation program, recommends the compensation of the named executive officers employed by us on a full-time basis to our board of directors for its approval, recommends the annual fee paid by us to the chairman and vice chairman of our board of directors and makes most determinations with respect to grants of restricted stock and RSUs. Our audit and/or compensation committees, and independent directors, approve the annual fees paid by us to Majestic Property Management Corp. pursuant to a compensation and services agreement, which may result in the payment by Majestic of compensation to our part-time officers, including Fredric H. Gould, Matthew J. Gould and David W. Kalish. Majestic Property Management Corp., which we refer to as “Majestic”, is wholly-owned by Fredric H. Gould, the Vice Chairman of our Board of Directors.
Background
We have two categories of officers: (i) officers who devote their full business time to our affairs; and (ii) officers who devote their business time to us on a part-time basis. Our full-time officers and employees are compensated directly and solely by us. Except for Equity Awards and our payment of the chairman’s and vice chairman’s fee, most of our part-time officers and employees are compensated by Majestic which, pursuant to the compensation and services agreement, provides us with the services of executive, administrative, legal, accounting, clerical and property management personnel, as well as property acquisition, sale and lease consulting and brokerage services, consulting services with respect to mortgage financings and construction supervisory services (collectively, the “Services”). In consideration for providing the Services in 2019, we paid Majestic $2,826,000, of which approximately $1,307,000 relates to amounts paid for property management services. Majestic may earn a profit from payments made to it under such agreement. In addition, under this agreement, we made an additional payment to Majestic of $216,000 in 2019 for our share of all direct office expenses, including rent, telephone, computer services, internet usage and supplies. The amount of the annual payments to be made by us to Majestic under the compensation and services agreement is approved each year by our audit and/or compensation committee(s) and our independent directors. See “Certain Relationships and Related Transactions.” Our part-time officers also receive compensation from other companies affiliated with us for services unrelated to us.

Most of our full-time and part-time officers and other employees, including employees of affiliated companies who perform services for us on a part-time basis, receive Equity Awards approved by, or pursuant to authority delegated by, the compensation committee.
Named Executive Officers
Our named executive officers are Patrick J. Callan, Jr., President and Chief Executive Officer and Lawrence G. Ricketts, Jr., Executive Vice President and Chief Operating Officer, both of whom devote their full time to our affairs, as well as Matthew J. Gould, chairman of our board, Fredric H. Gould, vice chairman of our board, and David W. Kalish, senior vice president and chief financial officer, each of whom devote time to our affairs on a part-time, as needed, basis.
The Role of Say-on-Pay Votes
In reviewing our compensation practices and determinations for 2019, the compensation committee was aware of the results of our June 2017 “say-on-pay” vote in which approximately 79% of the shares that voted on such proposal voted to approve our executive compensation determinations and practices. The committee views such results as supportive of our compensation philosophy, practices and determinations.
Objectives of our Compensation Program
The principal objectives of our compensation program for full-time officers are to: (a) ensure that the total compensation paid to such officers is fair and competitive, (b) retain highly experienced officers who have worked together for a long time and contributed to our success, (c) motivate these officers to contribute to the achievement of the Company’s success and (d) align the interests of these executives and our stockholders. The compensation committee believes that relying on these principles will permit us to retain and motivate these officers.
With respect to our part-time executive officers, the compensation committee must be satisfied that such officers provide us with sufficient time and attention to meet our needs and perform their duties on our behalf. The compensation committee believes that (i) using the services of officers with diverse skills on a part-time basis enables us to benefit from a greater degree of executive experience and competence than an organization of our size could otherwise afford and (ii) our part-time executive officers perform valuable services on our behalf, devote sufficient time and attention to our business needs, are able to meet our needs fully and perform their duties effectively.
Compensation Setting Process
Full-time Officers
We determine compensation for our full-time named executive officers on a case-by-case basis and our compensation decisions include subjective determinations. We do not use formal quantitative performance targets to determine compensation, except with respect to RSUs, which are performance-based awards that vest upon satisfaction of market and/or performance-based conditions. Base salaries are determined immediately preceding the year in which such salaries are to be paid, cash bonuses, which are paid pursuant to the Performance-based Cash Bonus Program further described under “ – Components of Executive Compensation – Bonus,” are determined at the end of the year in which services are rendered and paid in the following year, restricted stock is awarded for service in a particular year and granted in the following year, and RSUs are granted annually in June/July of each year as an additional three-year performance incentive.
In determining compensation for 2019, the recommendations of the chairman and/or vice chairman of our board played a significant role in the compensation setting process since these officers are aware of each officer’s duties and responsibilities and were most qualified to assess each officer’s performance. The chairman and /or vice chairman of our board, prior to making recommendations to the compensation committee concerning each full-time officer’s compensation, consulted with other senior executive officers, including our president and chief executive officer. During the process, our overall performance for the applicable year, including total revenues, funds from operations, adjusted funds from operations, net income, dividends, performance of our common stock and acquisition, disposition, financing and portfolio management activities were taken into consideration. The chairman and/or vice chairman of our board and other senior officers also assessed each individual’s performance in such year, which assessment was highly subjective. During this process, the chairman and/or vice chairman of our board proposed to the compensation committee with respect to each full-time named executive officer, a base salary for 2019, a bonus applicable to 2019 and payable in 2020 and the number of shares of restricted stock and RSUs to be awarded to each full-time named executive officer. The compensation committee then reviewed, evaluated and determined whether to accept, reject or modify the recommendations. The final recommendations by the compensation committee on compensation matters with respect to our full-time named executive officers were then reported to the board of directors, which approved (other than with respect to the grant of equity based awards, which awards are determined solely by the compensation committee or its delegatee), the recommendations of the committee with respect to these officers.
Part-time Officers
We believe that using part-time officers pursuant to the compensation and services agreement enables us to benefit from access to, and the services of, a group of senior officers with experience and knowledge in real estate ownership (including acquisitions and dispositions), operations, management and finance, legal, accounting and tax matters that an organization our size could not otherwise afford. The base compensation, bonus, if any, and perquisites paid to our part-time officers by Majestic and its affiliates for services on our behalf is determined by Matthew J. Gould and/or Fredric H. Gould, in their capacity as officers of such entities, in consultation with certain of our part-time senior executive officers.
Our part-time executive officers, including our Chairman and Vice Chairman, also receive compensation from other business entities, most of which are owned or controlled by Fredric H. Gould, for services rendered to such entities.
Components of Executive Compensation
The following table summarizes each element of executive compensation used in 2019 for our named executive officers based on the philosophy and process described in this proxy statement as well as each element’s link to our compensation philosophy.
Compensation Element	Philosophy Statement	Retention	Reward short-term Performance	Reward long-term Performance	Align to Stockholder Interests	Participation of Part-Time Executive Officers
Base Pay
We intend to provide base pay competitive with the compensation paid by our peers. Base pay maintains a standard of living, is used to compete in the market for talent and forms the foundation for our other reward vehicles.
X

Performance-based Cash Bonus Plan
Rewards annual performance in the form of an annual cash bonus. The amount of the cash bonus is recommended by the compensation committee which takes into account funds from operations, tenant occupancy rates, overall management of the portfolio and discretionary factors.
		X	X		X

Pay-for-Performance Incentive Plan
Provides for long-term equity based incentive award in the form of RSUs that rewards, after three years and assuming a continued relationship with us, achievement of pre-established performance targets relating to average annual total stockholder return and/or average annual return on capital.
		X		X	X	X

Compensation Element	Philosophy Statement	Retention	Reward short-term Performance	Reward long-term Performance	Align to Stockholder Interests	Participation of Part-Time Executive Officers
Time-Based Restricted Stock Awards
Focus directly on retention while providing an opportunity for increased rewards as stockholder return increases. These awards vest on a cliff vesting basis after five years, assuming a continued relationship with us.
		X		X	X	X

Other Compensation and Benefits Programs	We offer benefits programs that provide health and retirement benefits for all employees.	X
Full-time Officers
The principal elements of our compensation program for our full-time officers are:
•	base salary;
•	annual cash bonus;
•	long-term equity awards in the form of restricted stock and long-term equity incentive awards in the form of RSUs; and
•	benefits and perquisites (e.g., contributions to our defined contribution plan, an education benefit, additional disability insurance, an automobile allowance and automobile maintenance and repairs).
Base salary and annual bonus are cash-based, while long-term equity awards and long-term equity incentive awards consist of restricted stock awards and RSUs, respectively. In determining compensation, the compensation committee does not have a specific allocation goal between cash and equity-based compensation though the committee generally desires that base salary and cash bonuses (except to the extent based on the attainment of performance criteria), should decrease over time as a percentage of total compensation and long-term equity and other incentive awards should increase as a percentage of total compensation.
Part-time Officers
In 2019, except for the $289,406 and $115,763 we paid the chairman and vice chairman of our board, respectively, the only form of direct compensation we provided our part-time officers was the granting of long-term equity and equity incentive awards in the form of restricted stock and RSUs. For services rendered to us, our part-time officers are compensated by Majestic, which was paid approximately $2,826,000 (excluding $216,000 as reimbursement for our share of direct office expenses) in 2019 pursuant to the compensation and services agreement. Seven officers are compensated by Majestic for providing services to us on a part-time basis.
Base Salary
Base salary is the basic, fixed form of compensation for the job an officer performs and provides each officer with a guaranteed annual income.
Full-time Officers: Any increase in base salary is determined on a case-by-case basis, is not formula based and is based upon, among other considerations, (i) our performance in the preceding year, (ii) such officer’s current base salary, (iii) amounts paid by other similarly situated REITs for officers performing substantially similar functions, (iv) years of service, (v) job responsibilities, (vi) the individual’s performance (vii) the cost of retaining talented executives in the New York City region, and (viii) the recommendations of the Chairman and/or Vice Chairman of the board and other senior executive officers. Base salary is generally determined the month before the beginning of the calendar year in which such base salary is to take effect.
Part-time Officers: The base salary of our part-time officers is paid by Majestic and its affiliates. The annual fee paid to Majestic is approved by the audit and/or compensation committee(s) and the board of directors; our board and its committees are not involved in determining the base salaries of these officers.

Bonus
Full-time Officers: We provide the opportunity for our full-time officers to earn an annual cash bonus. We provide this opportunity both to reward our personnel for past performance and to motivate and retain them. We recognize that annual bonuses are almost universally provided by our competitors. In view of the fact that only two of our named executive officers devote their full-time to our affairs, annual cash bonuses for such named executive officers are recommended on a case-by-case basis by our Chairman of the Board and/or Vice Chairman to the compensation committee. Our performance-based cash bonus program, which we refer to as the “Performance-based Bonus Program,” provides that cash bonuses are to be based on funds from operations, tenant occupancy rate, the overall management of our portfolio and discretionary factors. Discretionary factors include total revenues, rental income, net income, dividends paid to stockholders, investor relations activities, and subjective considerations. No specific quantitative targets are established in advance of the applicable year for which a bonus will be paid. Once it has determined the annual bonus to be paid to each of these executive officers, the compensation committee presents its recommendations to the board of directors for its approval. These bonuses are generally determined at the end of the year for which such bonus is awarded and is generally paid in the beginning of the following year.
Part-time Officers: We do not provide any cash bonuses to our Chairman, Vice Chairman or other part-time named executive officers. The annual bonus, if any, to be paid to such part-time officers is paid by Majestic and its affiliates. The annual fee paid to Majestic is approved by the audit and/or compensation committee(s) and our board of directors; our board and its committees are not involved in determining the bonuses paid to part-time officers.
Long-term Equity and Long-term Equity Incentive Awards
We provide the opportunity for our full-time and part-time officers to receive long-term equity (i.e., restricted stock) and long-term equity incentive awards (i.e., RSUs). These compensation programs are designed to recognize responsibilities, reward performance, motivate future performance, align the interests of our officers with those of our stockholders and retain our officers. The compensation committee makes determinations with respect to the grant of equity awards for all our officers and employees except to the extent that it, in accordance with applicable law, delegates to one or more senior executives the authority to grant such awards to certain individuals (other than executive officers); in such case, the committee sets limits (and may impose such other limits as it deems appropriate) on the total number of such awards that may be granted pursuant to such delegated authority. In determining the long-term equity and long-term equity incentive compensation components, the compensation committee considers all factors it deems to be relevant, including the performance of our named executive officers. Existing stock ownership levels are not a factor in award determinations. As of December 31, 2019, all outstanding equity awards that had been granted were granted under our stockholder approved 2012 Incentive Plan, 2016 Incentive Plan or 2019 Incentive Plan. For purposes of this proxy statement, the RSUs granted in 2019, among other things, to incentivize future performance, are deemed to have been granted for 2019 performance.
In 2019, the compensation committee adopted, as it had in 2018 and 2017, an equity based long-term pay-for-performance incentive program (the “2019 Performance Plan”) pursuant to which we issued to 16 individuals, including our named executive officers, RSUs exchangeable for up to an aggregate of 77,776 shares of common stock (of which 2,750 were subsequently forfeited). As described in further detail in the table below and “- Grant of Plan Based Awards During 2019,” these RSUs vest if and to the extent pre-established market (i.e., average annual total stockholder return) or performance (i.e., average annual return on capital) conditions are met through the June 30, 2022 vesting date. We use RSUs as an element of our long-term equity compensation program with the expectation that in light of the three-year vesting period and the need to satisfy market and/or financial performance conditions, these awards will further align the interests of our executive officers with our stockholders and reward long-term market and financial performance.

The conditions that must be satisfied to earn the performance-based compensation are tied to the achievement of rigorous, sustained performance and/or market goals – as further described below, 50% of the award is based on return on capital (“ROC”) and 50% on total stockholder return (“TSR”). The specific goals and the other material terms and conditions of the 2019 Performance Plan are as follows:
Long–Term Equity Incentive Awards Performance Criteria	Weight	Minimum Performance Criteria(1)	Maximum Performance Criteria(1)
Return on Capital (ROC)	50%	Average of the annual ROC greater than 7%	Average of the annual ROC of 9.75% or greater
Total Stockholder Return (TSR)	50%	Average of the annual TSR greater than 7%	Average of the annual TSR of 12.75% or greater
(1)	If the average annual ROC or TSR falls between the applicable minimum and maximum performance criteria, a pro-rata portion of such units, as applicable, vest.
As reflected in the graphic below, the RSUs granted during the three years ended December 31, 2019 are, as of such date, at the 32.2% level of the full payout of the performance objectives at which the RSUs vest (the extent to which the objectives for these awards are deemed to have been satisfied is determined in the manner described in note 11 of our consolidated financial statements included in our 2019 Annual Report to Stockholders):

See “– Long-term Equity and Long-term Equity Incentive Awards” and “– Grant of Plan Based Awards During 2019” for a more extensive description of the metrics applicable to the 2019 Performance Plan.
We do not have a formal policy with respect to whether equity compensation should be paid in the form of stock options, restricted stock or RSUs. We generally grant restricted stock awards which vest after five years of service and in 2019, as we had in 2018 and 2017, granted RSUs that vest after three years of service if, and to the extent, specified performance and/or market conditions are met. The compensation committee generally believes that restricted stock awards and RSUs are more effective than options in achieving our compensation objectives. Restricted stock has a greater retention value than options because of its five-year cliff vesting requirement and because before vesting, cash dividends are paid on all outstanding restricted stock as an additional element of compensation. RSUs provide an additional incentive component to equity based awards in that the units only vest if, and to the extent, performance or market conditions are satisfied. Restricted stock and RSUs align the interests of our officers with our stockholders and because fewer shares are normally awarded than in connection with the grant of options, they are potentially less dilutive.

Our grants of restricted stock are made in January of each year in recognition of services provided for the prior year and the RSUs are granted in June or July of each year. We do not have a formal policy on timing these grants in connection with the release of material non-public information and in view of the three-year and five-year cliff vesting requirements with respect to RSUs and restricted stock awards, respectively, we do not believe such a formal policy is necessary.
Our compensation committee has reviewed our compensation policies and practices to ascertain if the risks arising from such policies or practices are reasonably likely to have a materially adverse effect on us. The compensation committee concluded that while our compensation program takes into account our performance, the program does not encourage excessive or unnecessary risk-taking and our policies and practices achieve an appropriate balance between risk and reward.
Executive Benefits and Perquisites
Full-time Officers: We provide our full-time officers with a competitive benefits and perquisites program. We recognize that similar benefits and perquisites may be provided at other companies with which we might compete for talent. We review our benefits and perquisites program periodically to ensure it remains fair to our officers and employees.
Part-time Officers: The perquisites afforded to these officers are provided by Majestic and its affiliates; our board and its committees are not involved in determining the perquisites paid to such officers.
Employment and Severance Agreements; Post-Employment Benefits; Change of Control
None of our named executive officers have employment or severance agreements with us. They are “at will” employees who serve at the pleasure of our board of directors. We do not provide for any post-employment benefits to our named executive officers other than the accelerated vesting of our restricted stock awards and RSUs as a result of death, disability, retirement or a change of control, as described below.
Generally, in the event of death, disability (i.e., the inability to engage in gainful activity due to a life threatening or long lasting mental or physical impairment) or retirement (i.e., having reached the age of 65 and worked for us for at least ten consecutive years), such person’s restricted stock vests fully and a pro-rata portion (based on, among other things, the amount of time between the grant and the triggering event) of their RSUs will vest if and to the extent the applicable performance or market conditions are met as of the completion of the applicable three year performance cycle. In addition, upon a change of control, the (i) shares of restricted stock vest fully and (ii) the RSU’s vest fully if such change occurs 18 months after the beginning of the applicable performance cycle ( the “Cycle Mid-Point”) and, if such change occurs on or prior to the Cycle Mid-Point, a pro-rata portion (based on, among other things, the amount of time between the grant and such triggering event) of such RSUs vests, in each case without regard to satisfaction of market or performance conditions.
Subject to the specific terms and conditions of the applicable plan and award agreement, a change of control is generally deemed to occur if (i) any person, with specified exceptions, becomes the “beneficial owner” of securities representing 25% or more of the combined voting power of our then outstanding securities, (ii) a business combination or sale of all or substantially all of our assets is completed or (iii) there is a change in the composition of a majority of our board of directors, other than changes approved by incumbent directors.
Compensation of the Chairman and Vice Chairman of the Board
In 2019, we paid our chairman and vice chairman, $289,406 and $115,763, respectively, and in 2020 we intend to pay our chairman and vice chairman $298,088 and $119,235, respectively, for serving in such capacities. These officers did not receive any additional direct compensation from us in 2019 other than equity based awards (i.e., restricted stock and RSUs). Any additional compensation received by them for services rendered to us is paid to them by Majestic. For additional information regarding compensation of these officers, see “Executive Compensation-Summary Compensation Table” and “Certain Relationships and Related Transactions.”
Deductibility of Executive Compensation
Prior to the 2017 Tax Cuts and Jobs Act, which we refer to as the TCJA, compensation that satisfied conditions set forth under Section 162(m) of the Internal Revenue Code to qualify as “performance-based compensation” was not subject to a $1 million limit on deductibility. The TCJA eliminated the performance-based compensation exception and additionally applies the limit to certain former executive officers. However, it provides a transition rule with respect to remuneration which is provided pursuant to a written binding contract which was in effect on November 2, 2017, and which was not materially modified after that date. With the elimination of the exemption for performance-based compensation, we expect that we will be unable to deduct all compensation in excess of $1 million paid to our CEO, CFO and our other NEOs covered by the TCJA, other than with respect to previously granted awards that comply with the transition rules. Notwithstanding the repeal of the exemption for “performance-based compensation,” the compensation committee intends to maintain its commitment to structuring our executive compensation programs in a manner designed to align pay with performance.
For 2019, a significant portion of the compensation paid to our full-time executives was deductible by us. While the compensation committee generally intends to preserve the deductibility of a significant portion of compensation payments and benefits to the extent reasonably practicable, it has not adopted a formal policy that requires all such compensation to be fully deductible.
Analysis
Summary
In accordance with the compensation setting process described above, the following base salaries, bonuses and equity awards were approved for our full-time named executive officers for 2019 and 2018:
	Base Salary			Cash Bonus			Equity Grants
Name	2019 ($)	2018 ($)	% Change	2019 ($)(2)	2018 ($)(2)	% Change	2019 ($)(3)	2018 ($)(4)	% Change
Patrick J. Callan, Jr.(1)	837,100	812,700	3.0	86,000	86,000	—	774,325	750,991	3.1
Lawrence G. Ricketts, Jr.(1)	494,550	471,000	5.0	65,000	65,000	—	611,042	590,512	3.5
(1)	Messrs. Callan’s and Ricketts’ base salaries for 2020, determined in December 2019, are $865,000 and $520,000, respectively.
(2)	Reflects the cash bonuses paid in recognition of performance for such year, which bonuses are paid in the following year.
(3)
Represents the aggregate grant date fair value of the shares of restricted stock granted in 2020 for 2019 performance and the RSUs granted in 2019. Messrs. Callan and Ricketts were granted (i) in 2020, for 2019 performance, 21,750 and 17,100 shares of restricted stock, respectively, and (ii) in 2019, 13,750 and 11,000 RSUs, respectively.

(4)
Represents the aggregate grant date fair value of shares of the restricted stock granted in 2019 for 2018 performance and the RSUs granted in 2018. Messrs. Callan and Ricketts were granted (i) in 2019, for 2018 performance, 21,250 and 16,600 shares of restricted stock, respectively and (ii) in 2018, 13,750 and 11,000 RSUs, respectively.

Base Salary and Bonus
In determining 2019 base salary, the compensation committee determined that the 3.0% and 5.0% increase in base salary for Messrs. Callan and Ricketts, respectively, for 2019 from 2018, was appropriate in recognition of their performance in 2018 and as a general cost of living increase.
In determining cash bonuses for 2019, the compensation committee took into account the factors to be considered pursuant to our Performance-based Cash Bonus Program – the committee considered our funds from operations, and Messrs. Callan’s and Ricketts’ efforts (through the date of the committee meeting and giving effect to transactions contemplated to be completed by year-end), with respect to the properties acquired in 2019 for an aggregate of approximately $49.3 million, the mortgage financings completed in 2019 for gross proceeds of approximately $50.3 million and the overall management of our real estate portfolio. In its consideration of the management of the portfolio, the compensation committee, among other things, took into account management’s oversight of efforts to resolve the challenges presented by our assisted living facility in Round Rock, TX, our attaining a physical occupancy rate (based on square footage) of approximately 98%, the sale of five properties for an aggregate net gain on sale of real estate of $4.3 million, and the negotiation and execution of nine new leases, lease amendments, modifications and extensions with respect to more than 259,000 square feet.

The compensation committee’s efforts to provide that long-term equity and long-term equity incentive compensation represent a significant component of total compensation for the full-time senior executive officers, resulted in determinations of:
•	Equity Awards accounting for 90.0% and 90.4% of the performance/incentive based component of compensation awarded to Messrs. Callan and Ricketts, respectively, in 2019; and
•
Equity Awards accounting for 45.6% and 52.2% of base annual compensation (i.e., salary, cash bonus and the grant date fair value of the Equity Awards), for Messrs. Callan and Ricketts, respectively, in 2019.

Long-term Equity and Equity Incentive Awards
We believe that our long-term equity and equity incentive compensation programs, using restricted stock awards with five-year cliff vesting and RSUs that vest after three years, subject to satisfaction of market or performance-based conditions, is a beneficial retention tool and provides an appropriate incentive for our officers. We are mindful of the potential dilution and compensation cost associated with awarding shares of restricted stock and RSUs and therefore we are conservative in granting such awards.
RSUs
In July 2019, we granted RSUs exchangeable for up to an aggregate of 77,776 shares of common stock, of which 2,750 were subsequently forfeited. These RSUs vest on a cliff basis three years from the grant date if and to the extent applicable performance or market-based conditions are satisfied. These RSUs were issued as both a retention and motivational tool, had a grant date fair value of $923,000 and represent 0.4% of our outstanding shares of common stock as of the grant date. For the three years ended December 31, 2019, we awarded an aggregate of 230,276 RSUs, representing an average of 0.4% per annum of our outstanding shares of common stock as of the respective grant dates.
Restricted Stock Awards
After reviewing the aggregate compensation received by our full-time named executive officers, our performance in 2019, and the performance and responsibilities of each named executive officer, and taking into account the compensation committee’s desire to emphasize equity based awards as a more significant component of total compensation for our full-time named executive officers while at the same time minimizing stockholder dilution, we awarded in 2020, for 2019 performance, 21,750 shares and 17,100 of restricted stock to Messrs. Callan and Ricketts, respectively, representing a 2.4% and 3.0% increase, respectively, from the restricted stock awards they were granted in 2019, for 2018 performance. In addition, we awarded in 2020, for 2019 performance, 10,670 shares of restricted stock to each of David W. Kalish, Fredric H. Gould and Matthew J. Gould, representing a 3.3% increase from the awards they were granted in 2019, for 2018 performance. Assuming a continuing relationship with us, all of the restricted stock awarded in 2020 vests in full in 2025, subject to accelerated vesting upon the occurrence of specified events.
In 2019, we awarded 150,050 shares of restricted stock with an aggregate grant date fair value of $3.9 million—such shares represented 0.77% of our issued and outstanding shares at the grant date. In the five years ended December 31, 2019, we awarded an aggregate of 704,100 shares of restricted stock, representing an average of 0.79% per annum of our outstanding shares of common stock as of the respective grant dates.
We believe the cumulative effect of the restricted stock awards and RSUs is not overly dilutive and has created significant incentives for our officers and employees. We intend to continue to award restricted stock and RSUs as we believe such awards (i) align management’s interests and goals with stockholders’ interests and goals and (ii) are an excellent motivator and employee retention tool.
Perquisites
Generally, the perquisites we provide to our full-time officers represent a small percentage of the compensation paid by us to these officers. We believe that such perquisites are competitive and appropriate.

Clawbacks
We are entitled to clawback or obtain reimbursement of an executive’s compensation under the following circumstances:
•
in the event we are required to restate our financial statements due to our material non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws, our chief executive officer and chief financial officer are required to reimburse us for (i) any bonus or other incentive based compensation or equity based compensation they receive from us during the 12 months following the initial public issuance of the financial document embodying such financial reporting requirement and (ii) the profits from the sale of our common stock during such 12 months;

•
if an executive officer’s relationship with us is terminated for cause (e.g., insubordination, dishonesty, incompetence, moral turpitude, the refusal to perform such person’s duties and responsibilities and other misconduct of any kind, as determined by the compensation committee), then the officer’s rights to all restricted stock, RSUs and performance share awards (except to the extent such awards have vested) are forfeited immediately; and

•	in accordance with any additional claw-back policy implemented by us, whether implemented prior to or after the grant of an award pursuant to our equity incentive plans, with respect to such awards.
Employment and Severance Agreements
We do not enter into employment agreements or severance agreements with any of our officers or employees as we believe such agreements are not beneficial to us, and that we can provide sufficient motivation to officers by using other types of compensation.
Post-Employment Benefit Programs
The following table sets forth the value (based on our closing stock price of $27.19 per share as of December 31, 2019) of equity awards that would vest upon the occurrence of the specified events as of December 31, 2019:
	Upon Death or Disability(1)		Upon a Change of Control
Name	Restricted Stock ($)	RSUs ($)(2)	Restricted Stock ($)	RSUs ($)
Patrick J. Callan, Jr.(3)	2,651,025	561,817	2,651,025	872,119
David W. Kalish	1,296,419	185,910	1,296,419	288,592
Lawrence G. Ricketts, Jr.(3)	2,139,853	449,454	2,139,853	697,695
Matthew J. Gould	1,296,419	194,082	1,296,419	301,278
Fredric H. Gould	1,296,419	194,082	1,296,419	301,278
(1)
Because they have reached the age of 65 and have satisfied the period of service requirements, only the RSUs (assuming satisfaction of performance and market conditions as of the end of applicable performance cycle) and restricted stock owned by Messrs. Kalish and Fredric H. Gould would vest upon their retirement as of December 31, 2019; the market value of such person’s restricted stock awards and RSUs are reflected in the applicable column.

(2)	Assumes that the maximum level of market and performance conditions is achieved at the end of the applicable performance cycle. See “— Outstanding Equity Awards at Fiscal Year End.”
(3)	See “— Summary Compensation Table” for information regarding the amount accumulated for this individual pursuant to our defined contribution plan.

Stock Ownership Guidelines
Because we believe that the ownership by our named executive officers and non-employee directors of a meaningful financial stake in the Company serves to align their interests with those of our stockholders, in March 2018, we adopted stock ownership guidelines. Our guidelines reflect that the individuals identified below should own shares of common stock with a value not less than:
Title	Minimum Ownership Requirement
Chief Executive Officer	4 times current base salary
Full-Time NEO	2 times current base salary
Part-Time NEO	The number of shares required to be owned by the full-time NEO with the lowest base salary
Non-Employee Directors	3 times annual base retainer
All shares deemed to be beneficially owned as determined under Rule 13d-3 promulgated pursuant to the Exchange Act (including shares as to which beneficial ownership is disclaimed), are counted towards meeting the guidelines. The individuals subject to these guidelines generally have five years from the date they assume such title to achieve the requisite ownership, which will be measured as of December 31 of each year. The stock price used in determining satisfaction of the guidelines is the most favorable price during the two years preceding, and ending, on the December 31 measurement date. As of December 31, 2019, each of our named executive officers and non-employee directors satisfied these guidelines.
Compensation of Part Time Named Executive Officers
In 2019, we paid Majestic $2,826,000 (excluding certain office expenses), of which 16.8% was allocated to our part-time named executive officers. The compensation allocated to these part-time named executive officers is variable/incentive pay and is based on the determinations of Fredric H. Gould, the chairman of Majestic. See “Certain Relationships and Related Transactions.”

SUMMARY COMPENSATION TABLE
The following table lists the annual compensation for the periods indicated of our CEO, CFO, and our three other named executive officers in 2019:
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Patrick J. Callan, Jr.	2019	837,100	86,000	709,275	180,626(6)	1,813,001
President and Chief Executive	2018	812,700	86,000	717,394	218,454	1,834,548
Officer(4)	2017	789,000	78,900	659,842	131,217	1,658,959
David W. Kalish	2019	—	—	319,473	164,595	484,068
Senior Vice President and	2018	—	—	319,628	176,856	496,484
Chief Financial Officer(5)	2017	—	—	296,249	190,124	486,373
Lawrence G. Ricketts, Jr.	2019	494,550	65,000	557,152	51,016(7)	1,167,718
Executive Vice President and	2018	471,000	65,000	571,383	50,329	1,157,712
Chief Operating Officer(4)	2017	448,500	56,700	525,389	48,371	1,078,960
Matthew J. Gould	2019	289,406	—	321,851	308,997	920,254
Chairman of the Board(5)	2018	275,625	—	322,605	331,762	929,992
	2017	275,625	—	298,811	354,809	929,245
Fredric H. Gould	2019	115,763	—	321,851	—	437,614
Vice Chairman of the Board(5)	2018	110,250	—	322,605	—	432,855
	2017	110,250	—	298,811	—	409,061
(1)	Reflects bonuses paid in 2020, 2019 and 2018 for services rendered in 2019, 2018 and 2017, respectively.
(2)
Represents RSUs and restricted stock granted in 2019, 2018 and 2017 at the grant date fair value of such awards calculated in accordance with Item 402 of Regulation S-K and Accounting Standards Codification Topic 718—Stock Compensation. These amounts do not correspond to the actual values that will be realized by the named executives. Grant date fair value assumptions are consistent with those disclosed in Note 12 — Stockholders’ Equity – Stock Based Compensation, in the consolidated financial statements included in our 2019 Annual Report on Form 10-K. See “ – Grant of Plan Based Awards During 2019” for additional information as to the grant date fair value of the RSUs. On January 17, 2020, we granted: (a) 21,750 and 17,100 shares of restricted stock to Messrs. Callan and Ricketts, respectively, with a grant date fair value of $611,175 and $480,510, respectively; and (b) 10,670 shares of restricted stock to each of Messrs. Kalish, M. Gould and F. Gould, with a grant date fair value of $299,827 for each such award.

(3)
Includes for Messrs. M. Gould, F. Gould and Kalish the amounts, if any, Majestic paid them for services they performed on our behalf. See “Executive Compensation – Compensation Program” and “Certain Relationships and Related Transactions.”

(4)	All compensation received by Messrs. Callan and Ricketts is paid solely and directly by us.
(5)
Other than the restricted stock awarded to these individuals and the fees paid to Messrs. M. Gould and F. Gould for serving as Chairman and Vice Chairman, respectively: (a) we did not pay, nor were we allocated, any portion of such person’s base salary, bonus, defined contribution plan payments or perquisites in 2019, 2018 and 2017; and (b) the services of these individuals is provided to us pursuant to the compensation and services agreement with Majestic.

(6)
Includes a $42,000 contribution to our defined contribution plan and perquisites aggregating $138,626, of which $114,896 represents an education benefit, $17,805 represents an automobile allowance and related insurance, maintenance and repairs and $5,925 represents the annual premium for additional disability insurance. Approximately $792,000 has accumulated for this individual pursuant to our defined contribution plan.

(7)
Includes a contribution of $42,000 to our defined contribution plan and perquisites of $9,016, representing an automobile allowance and related expenses. Approximately $989,000 has accumulated for this individual pursuant to our defined contribution plan.

GRANT OF PLAN BASED AWARDS DURING 2019
The following table summarizes information regarding awards of restricted stock granted in 2019 pursuant to our 2016 Incentive Plan and RSUs granted in 2019 pursuant to our 2019 Incentive Plan:
Name	Grant Date	Grant Type	Estimated Future Payouts under Equity Incentive Plan Awards: Maximum(#)(1)	All Other Stock Awards: Number of Shares of Stocks or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Patrick J. Callan, Jr.	1/10/2019	RS	—	21,250	546,125
	7/1/2019	RSU-TSR(4)	6,875	—	65,931
	7/1/2019	RSU-ROC(5)	6,875	—	97,219
David W. Kalish	1/10/2019	RS	—	10,330	265,481
	7/1/2019	RSU-TSR(4)	2,275	—	21,817
	7/1/2019	RSU-ROC(5)	2,275	—	32,175
Lawrence G. Ricketts, Jr.	1/10/2019	RS	—	16,600	426,620
	7/1/2019	RSU-TSR(4)	5,500	—	52,745
	7/1/2019	RSU-ROC(5)	5,500	—	77,787
Matthew J. Gould	1/10/2019	RS	—	10,330	265,481
	7/1/2019	RSU-TSR(4)	2,375	—	22,776
	7/1/2019	RSU-ROC(5)	2,375	—	33,594
Fredric H. Gould	1/10/2019	RS	—	10,330	265,481
	7/1/2019	RSU-TSR(4)	2,375	—	22,776
	7/1/2019	RSU-ROC(5)	2,375	—	33,594
(1)	Represents the maximum number of shares underlying RSUs that will be issued if all the applicable market and performance conditions are met.
(2)
Reflects restricted stock awards. These shares generally vest, on a cliff vesting basis, five years from the grant date, subject to such persons continued relationship with us. Dividends are paid on restricted stock unless such shares are forfeited prior to vesting due to the termination, with certain exceptions, of the relationship between us and the executive. In the event the shares are forfeited, the recipient is (i) entitled to retain the dividends paid prior to the forfeiture, and (ii) is not entitled to any dividends paid after the forfeiture of such shares.

(3)
The grant date fair value of the restricted stock, RSU – TSR and RSU – ROC awards are $25.70, $9.59 and $28.96, respectively, per share. These amounts do not correspond to the actual values that will be realized by the executives. The aggregate grant date fair value for the RSU-ROC awards gives effect to management’s assessment of the probable outcome as to whether, and the extent to which, the RSU-ROCs will vest.

(4)
Represents shares underlying RSUs that vest on June 30, 2022 if, and to the extent, a market condition (i.e., average of annual total stockholder return) is satisfied. If the average of our annual total stockholder return (including dividends) on our common stock from July 1, 2019 through June 30, 2022, equals or exceeds 12.75%, all the shares underlying such RSUs vest; equals or is less than 7%, no shares vest; and is more than 7% and less than 12.75%, a pro rata portion of the shares underlying such RSUs vest. There are no dividends or voting rights associated with these RSUs.

(5)
Represents shares underlying RSUs that vest on June 30, 2022 if, and to the extent, a performance condition (i.e., average annual return on capital) is satisfied. If the average of our annual return on capital (as explained below) from July 1, 2019 through June 30, 2022 exceeds 9.75%, all the shares underlying such RSUs vests; equals or is less than 7%, no shares vest; and exceeds 7% but is less than 9.75%, a pro rata portion of the shares underlying such RSUs vest. Return on capital means adjusted funds from operations, as described below, divided by average capital, as described below. Adjusted funds from operations is determined by using funds from operations as determined in accordance with the NAREIT definition, adjusted for straight-line rent accruals and amortization of lease intangibles, and adding and deducting gains and losses (as determined pursuant to the applicable award), respectively, on sales of properties. Average capital is stockholders’ equity, plus depreciation and amortization, adjusted for intangibles, as measured over the applicable periods. There are no dividend or voting rights associated with these RSUs.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table provides information as of December 31, 2019 about the outstanding equity awards held by our named executive officers:
	Stock Awards
Name	Number of Shares of Restricted Stock That Have Not Vested (#)	Market Value of Shares of Restricted Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Shares Subject to RSUs That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Shares Subject to RSUs That Have Not Vested ($)(1)(2)(3)
Patrick J. Callan, Jr.	97,500(4)	2,651,025	41,250	1,121,588
David W. Kalish	47,680(5)	1,296,419	13,650	371,144
Lawrence G. Ricketts, Jr.	78,700(6)	2,139,853	33,000	897,270
Matthew J. Gould	47,680(5)	1,296,419	14,250	387,458
Fredric H. Gould	47,680(5)	1,296,419	14,250	387,458
(1)	The market value represents the product of the closing price of our common stock as of December 31, 2019, which was $27.19, multiplied by the number of shares subject to or underlying such award.
(2)	Assumes that all of the RSUs vest.
(3)
If the measurement and vesting dates were December 31, 2019, only 32.2% of the RSUs would have vested and the balance of the RSUs would have been forfeited (i.e., 30.9% of the RSU-TSR would have vested and 33.4% of the RSU-ROC would have vested).

(4)
With respect to this individual, 18,000 shares vest in January 2020, 18,500 shares vest in January 2021, 19,500 shares vest in January 2022, 20,250 shares vest in January 2023, and 21,250 shares vest in January 2024.

(5)
With respect to this individual, 8,600 shares vest in January 2020, 9,200 shares vest in January 2021, 9,600 shares vest in January 2022, 9,950 shares vest in January 2023, and 10,330 shares vest in January 2024.

(6)	With respect to this individual, 15,000 shares vest in January 2020, 15,500 shares vest in each of January 2021 and 2022, 16,100 shares vest in January 2023, and 16,600 shares vest in January 2024.
None of the named executive officers hold any stock options and none were granted to any of the named executive officers during the year.

OPTION EXERCISES AND STOCK VESTED
The following table sets forth information regarding the shares of restricted stock that vested in 2019:
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Patrick J. Callan, Jr.	14,500	355,105
David W. Kalish	8,600	210,614
Lawrence G. Ricketts, Jr.	11,500	281,635
Matthew J. Gould	8,600	210,614
Fredric H. Gould	8,600	210,614
(1)
Reflects the aggregate market value of the shares that vested as of the applicable vesting date. The closing market price of a share of our common stock on the vesting date of the restricted stock awards (i.e., January 4, 2019) was $24.49.

PAY RATIO
As required by and in accordance with the Dodd-Frank Act and the regulations promulgated thereunder, we provide below a reasonable estimate of the relationship of the annual total compensation of Mr. Patrick J. Callan, Jr., our Chief Executive Officer and President, to the median annual total compensation of our employees (other than the CEO). For 2019:
•	the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $1,813,000;
•	the median annual total compensation of all our employees (other than our CEO) was $237,000; and
•	our CEO’s annual total compensation was 7.7 times that of the median of the annual total compensation of all our employees (other than our CEO).
In calculating this estimate, we included as our employees as of the December 31, 2019 measurement date, all those individuals to whom we are required by the Internal Revenue Code of 1986, as amended, to issue a W-2. We identified our median employee by calculating our employees’ total annual compensation in the same manner that the CEO’s total annual compensation is calculated for the Summary Compensation Table.
SEC rules allow companies to adopt a variety of methodologies and apply various assumptions in presenting this ratio. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio we report.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Background
In 2018 and 2019,
•
Matthew J. Gould, Chairman of our Board of Directors, served as a Senior Vice President and director of BRT Apartments Corp., a real estate investment trust focused on the ownership, operation and development of multi-family properties and listed on the NYSE, as Chairman of the Board and Chief Executive Officer of the managing general partner of Gould Investors (which owns approximately 9.1% of our outstanding shares of common stock), and as a Vice President of Majestic;

•
Fredric H. Gould, Vice Chairman of our Board of Directors, served as a director of BRT Apartments, as Chairman of the Board of Directors and sole stockholder of Majestic and as a director and sole stockholder of Georgetown Partners, the managing general partner of Gould Investors; and

•
Jeffrey A. Gould, a Director and Senior Vice President of our company, served as a Director, President and Chief Executive Officer of BRT Apartments, as a Senior Vice President and Director of the managing general partner of Gould Investors and as a Vice President of Majestic.

Matthew J. Gould and Jeffrey A. Gould are brothers and the sons of Fredric H. Gould. In addition, David W. Kalish, Mark H. Lundy, Israel Rosenzweig and Isaac Kalish, each of whom is an executive officer of our company, are officers of BRT Apartments and of the managing general partner of Gould Investors. Isaac Kalish is David Kalish’s son and Steven Rosenzweig and Alon Rosenzweig, sons of Israel Rosenzweig, are employed by our affiliates.
Related Party Transactions
Pursuant to the compensation and services agreement, Majestic provides us the services of affiliated executive, administrative, legal, accounting, clerical and property management personnel, as well as property acquisition, sale and lease consulting and brokerage services, consulting services in respect to mortgage financings and construction supervisory services. In accordance with the compensation and services agreement, we paid Majestic $2,826,000 and $2,745,000 in 2019 and 2018, respectively, which included $1,307,000 and $1,226,000 for property management services, respectively. In 2020, we will pay Majestic $1,746,000 and in addition, for its property management services, will pay 1.5% and 2.0% of the rental payments (including tenant reimbursements) actually received by us from net lease tenants and operating lease tenants, respectively. We will not pay Majestic property management fees with respect to properties managed by third parties. Based on our property portfolio at December 31, 2019, we estimate that the property management fee in 2020 will be approximately $1,314,000. Majestic is wholly owned by the vice chairman of our board, and certain of our part-time officers, including our part-time named executive officers, are officers of, and receive compensation from, Majestic.
Pursuant to the compensation and services agreement, we also paid Majestic $216,000 in each of 2019 and 2018 (and will pay $275,000 in 2020) as reimbursement for our share of direct office expenses, including rent, telephone, postage, computer services, internet usage and supplies.
Majestic paid an aggregate of $1,170,000 and $1,248,000 to the following officers (some of whom are also officers of Majestic and other affiliated companies) for the services they performed on our behalf in 2019 and 2018, respectively: Matthew J. Gould, $309,000 and $332,000; David W. Kalish, $165,000 and $177,000; Jeffrey A. Gould, $309,000 and $332,000; Mark H. Lundy, $207,000 and $228,000; Israel Rosenzweig, $49,000 and $56,000; Isaac Kalish, $80,000 and $77,000; and Steven Rosenzweig, $51,000 and $46,000. These individuals also received compensation in 2019 and 2018 from our other affiliates, including BRT Apartments and Gould Investors, as well as other entities wholly owned by Fredric H. Gould, none of which provided services to us in 2019 or 2018.
We obtain our property insurance in conjunction with Gould Investors and its affiliates and in 2019 and 2018, we reimbursed Gould $1,025,000 and $912,000, respectively, for our proportionate share of the insurance premiums. We believe that we secure more favorable rates by obtaining property insurance on such basis.

During 2019 and 2018, $1,973,000 and $1,765,000, respectively, of non-cash compensation expense relating to the restricted stock and RSUs held by our part-time executive officers and employees (who may also be compensated by Majestic or its affiliates), was charged to our operations. See “Executive Compensation-Compensation Program – Background”. The grant date fair value of the shares of restricted stock and RSUs awarded in 2019 and 2018 to persons performing services for us pursuant to the compensation and services agreement is $2,278,000 and $2,326,000, respectively. The grant date fair value of such awards in 2019 and 2018, respectively, to these individuals is as follows: Jeffrey A. Gould, $322,000 and $323,000; Mark H. Lundy, $319,000 and $323,000; Israel Rosenzweig, $163,000 and $175,000; Isaac Kalish, $163,000 and $172,000; and Steven Rosenzweig, $99,000 and $109,000.
Policies and Procedures
Any transaction with affiliated entities raises the potential that we may not receive terms as favorable as those that we would receive if the transactions were entered into with unaffiliated entities or that our officers might otherwise seek benefits for affiliated entities at our expense. Our code of business conduct and ethics contains specific requirements with respect to the approval of these transactions. Generally, a contract or transaction with an affiliated entity must be approved by our audit committee and a majority of our independent directors after consideration of all relevant factors.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 3)
General
The audit committee and the board of directors is seeking ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020. A representative of Ernst & Young LLP is expected to be present at our annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
We are not required to have our stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. We are doing so because we believe it is good corporate practice. If the stockholders do not ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP, but may, in its discretion, decide to retain such independent registered public accounting firm. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our stockholders’ interests.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020.
Audit and Other Fees
The following table presents Ernst & Young LLP’s fees for the services and years indicated:
	2019	2018
Audit fees(1)	$1,026,000	$936,000
Audit-related fees	—	—
Tax fees(2)	16,000	15,000
All other fees	—	—
Total fees	$1,042,000	$951,000
(1)
Includes fees for audit services and related expenses associated with the annual audit of our consolidated financial statements, including the audit of internal control over financial reporting, reviews of our quarterly reports, comfort letters, consents, and review of documents filed with the SEC.

(2)	Tax fees consist of fees for certain tax compliance services and tax advice.
The audit committee has concluded that the provision of non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP.
Pre-Approval Policy for Audit and Non-Audit Services
The audit committee must pre-approve all audit and non-audit services involving our independent registered public accounting firm.
In addition to the audit work necessary for us to file required reports under the Securities Exchange Act of 1934, as amended (i.e., quarterly reports on Form 10-Q and annual reports on Form 10-K), our independent registered public accounting firm may perform non-audit services, other than those prohibited by the Sarbanes-Oxley Act of 2002, provided they are approved in advance by the audit committee. The audit committee approved all audit and non-audit services performed by our independent registered public accounting firm in 2019 and 2018.
Approval Process
Annually, the audit committee reviews the audit plan and fees for that year, including the proposed audit fee associated with the audit services in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee may, at the time it reviews the proposed audit fees or subsequently thereafter, approve the provision of tax and other non-audit related services and the maximum expenditure which may be incurred for such services for such year. Any fees for the audit in excess of those approved and any fees for non-audit related services in excess of the maximum established by the audit committee must receive the approval of the audit committee.
Proposals for any other non-audit services to be performed by the independent registered public accounting firm must be approved by the audit committee.
The audit committee of the board of directors is comprised of three independent directors and operates under a written charter adopted by the board of directors. The audit committee reviews the charter on an annual basis. The board of directors, in its business judgment, has determined that each member of the audit committee is independent as required by the NYSE listing standards and the applicable rules of the SEC, during his service on the committee.
REPORT OF THE AUDIT COMMITTEE
The role of the audit committee is to select and engage our independent registered public accounting firm and to oversee and monitor, among other things, our financial reporting process, the independence and performance of the independent registered public accounting firm and the functioning of our internal controls. It is the responsibility of management to prepare financial statements in accordance with generally accepted accounting principles and of the independent registered public accounting firm to perform an independent audit of the financial statements and to express an opinion on the conformity of those financial statements with generally accepted accounting principles.
In performing its duties, the audit committee:
•	met and held discussions with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function on our behalf;
•
discussed with the independent registered public accounting firm the overall plan for its 2019 audit and other activities and reviewed with the accounting firm performing the internal control function its work plan and the scope of its activities;

•
reviewed and discussed the year end consolidated financial statements, report of internal controls over financial reporting and the Annual Report on Form 10-K with management and the independent registered public accounting firm;

•	reviewed prior to issuance or release, the (i) unaudited quarterly financial statements prior to filing each Form 10-Q with the SEC and (ii) quarterly earnings press releases;
•
discussed our internal control procedures and their evaluation of our internal controls (including compliance with COSO 2013 principles), with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function;

•	reviewed with management the process used for the certifications under the Sarbanes-Oxley Act of 2002 of our filings with the SEC;
•
discussed with the independent registered public accounting firm matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard (“AS”) No. 1301 (formerly AS 16), Communications with Audit Committees;

•
received from the independent registered public accounting firm the written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Governing Independence, and discussed with such firm its independence; and

•
reviewed and approved the independent registered public accounting firm’s fees, both for performing audit and non-audit services, and considered whether the provision of non-audit services by the independent registered public accounting firm was compatible with maintaining the independent registered public accounting firm’s independence and concluded that it was compatible.

Prior to and in conjunction with the filing of the quarterly and annual financial statements, the audit committee meets with the independent registered public accounting firm and the accounting firm performing the internal control audit function, with and without management present, to discuss the results of their review or audit, as applicable, their evaluations of the internal controls, and the overall quality and acceptability of our financial reporting.
Based on the reviews and discussions referred to above, the audit committee recommended that the audited financial statements for 2019 be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.
The committee believes that as a result of Ernst & Young’s knowledge of the Company, the quality of Ernst & Young’s performance in 2019, Ernst & Young’s independence from us and management, and Ernst & Young’s extensive experience with REITs, that it is in the best interests of the Company and its stockholders to retain the services of Ernst & Young. Accordingly, the audit committee approved the retention of Ernst & Young LLP as independent registered public accounting firm for 2020.
Respectfully submitted,

Leor Siri, Chair
Joseph A. DeLuca
Eugene I. Zuriff

AMENDMENTS TO CHARTER

(PROPOSAL 4)
Background
We were founded in 1982 as a Maryland corporation. Since then, our charter has been amended over the years in several respects, including to implement restrictions on the ownership and transfer of our stock intended, among other purposes, to assist us to meet the requirements for qualification as a real estate investment trust, or REIT. In this proxy statement, we refer to our charter together with all such amendments as the “Current Charter.”
Recently, we engaged in a comprehensive review of the Current Charter and determined that it contains provisions that are obsolete or ambiguous and requires heightened voting standards for stockholder approval of certain matters. Accordingly, our nominating committee recommended that our board of directors consider revisions to the Current Charter to bring it into line with current Maryland law and REIT industry practice. Our board of directors adopted the recommendations of the nominating committee, declared advisable the amendments (the “Amendments”) to the Current Charter, more fully described below, as reflected in the form of amended and restated charter annexed hereto as Annex A, and directed that such Amendments be submitted to the stockholders for their consideration at the annual meeting.
In general, the board is recommending the approval of the Amendments described below to align our charter with current Maryland law and REIT industry practice.
As more fully described below, the Amendments under Proposals 4.A, 4.B, and 4.C (the “Charter Amendment Proposals”) would:
A.
increase the total number of authorized shares of our common stock from 25,000,000 shares to 50,000,000 shares, with a corresponding increase in the total number of shares that we are authorized to issue;

B.	revise and modernize the requirements in our Current Charter to indemnify and advance the expenses of our officers, directors and employees; and
C.
reduce the vote required for our stockholders to approve certain actions, to eliminate the majority of the outstanding shares voting requirement to approve routine actions, including the election of directors, and eliminate the supermajority voting requirement for certain charter amendments.

Form of Amended Charter:
Attached hereto as Annex A is the form of the amended and restated charter, which shows the changes to our existing charter to be affected by the Charter Amendment Proposals, and which we refer to as the “Amended Charter.” The Amended Charter reflects the provisions of our charter as currently in effect and assumes that all of the Amendments are approved. If the Charter Amendment Proposals are approved, we will file Articles of Amendment and Restatement reflecting the Amended Charter. If one or more but fewer than all of the Charter Amendment Proposals are approved, the Amended Charter, and the Articles of Amendment and Restatement, will be revised to reflect only those Amendments that are the subject of the Charter Amendment Proposals that have been approved. The summaries of the Amendments to our Current Charter under the Charter Amendment Proposals below do not purport to be complete and are subject to and qualified in their entirety by reference to the Amended Charter.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH CHARTER AMENDMENT PROPOSAL.

INCREASE IN AUTHORIZED STOCK

(PROPOSAL 4.A)
Our Current Charter authorizes us to issue up to 25 million shares of common stock. As of April 14, 2020, 20,152,054 shares of common stock were outstanding and an aggregate of approximately 2.6 million shares of common stock were reserved, which we refer to as the “Reserved Shares”, for issuance pursuant to outstanding RSUs, the 2019 Plan, our dividend reinvestment plan and our “at the market equity program”, leaving only approximately 2.3 million shares available for future issuance. While we have no current plans to issue additional shares of common stock other than the Reserved Shares, our nominating committee and our board believes that the availability of additional shares of common stock for issuance is advisable in order to provide us with the flexibility to engage in future equity financings and acquisitions in order to fund our long-term growth.
Required Vote
The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required for the approval of Charter Amendment Proposal 4.A.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” CHARTER AMENDMENT PROPOSAL 4.A.

INDEMNIFICATION AND ADVANCE OF EXPENSES FOR DIRECTORS AND EXECUTIVE OFFICERS

(PROPOSAL 4.B)
The Current Charter requires us to indemnify our directors, officers and employees to the maximum extent permitted by Maryland law, and does not address whether we are required to advance the expenses of these individuals in advance of a final determination as to their entitlement to indemnification under the Current Charter. A requirement to advance expenses to directors and officers is commonplace among our competitors and important to our ability to attract and retain executive and director talent. Further, because Maryland law does not impose any limitations on a Maryland corporation’s ability to indemnify non-officer employees, our nominating committee and board of directors believes that providing indemnification to employees only if approved by the board of directors is more appropriate than providing employees with an automatic and unlimited right to indemnity.
Under the Amended Charter, we would be required to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•
any present or former director or officer, but only to the extent such director or officer is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in such capacity; and

•
any individual who, while a director or officer of ours and at our request, serves or has served as a director, officer, trustee, member, manager, or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise, and only if he or she is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in such capacity.

The Amended Charter would allow us, with the approval of our board of directors, to indemnify our employees, as well as directors and officers of our predecessors, subject to the same limitations set forth in the immediately preceding paragraph.
Under the Maryland General Corporation Law (“MGCL”), the Current Charter and the Amended Charter, we must indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
We may not indemnify a director or officer in a suit (i) by or on our behalf in which the director or officer was adjudged liable to the corporation or (ii) in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon receipt of:
•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•
a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our nominating committee and board of directors believe that providing for mandatory advance of expenses in circumstances where a director or officer has provided the representations noted above will assist us in attracting and retaining talent on our board of directors. Further, our nominating committee and board of directors believe that requiring approval of the board of directors before providing indemnification or advance of expenses to employees, and limiting indemnification to expenses arising out of an indemnified person’s service to us, is fair and reasonable to us.
Required Vote
The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required for the approval of Charter Amendment Proposal 4.B.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” CHARTER AMENDMENT PROPOSAL 4.B.

CHANGES IN VOTE REQUIRED FOR STOCKHOLDER APPROVAL OF CERTAIN ACTIONS

(PROPOSAL 4.C)
The Current Charter requires that all actions that require approval by our stockholders under Maryland law, including the election of directors, be approved by the holders of a majority of the outstanding shares entitled to vote thereon, except that amendments to the Current Charter that change the terms or contract rights of outstanding shares of our stock require approval by the holders of two-thirds of the outstanding shares so affected.
Our nominating committee and board of directors believe eliminating the heightened vote requirements stated in the Current Charter for the approval of routine matters under Maryland law, including the election of directors, and amendments to the terms of outstanding stock, is in our best interests and is consistent with the voting requirements of a majority of other REITs.
Under the Amended Charter, approval of routine matters required by the MGCL to be approved by our stockholders would require approval of a majority of the votes cast on the matter, and approval of our dissolution, merger, consolidation, share exchange or conversion, or amendments to our charter that require approval by our stockholders, would require the affirmative vote of a majority of the votes entitled to be cast on the matter.
Further, elimination of the requirement that the election of directors be approved by the holders of a majority of the outstanding shares will permit our board of directors to amend our bylaws to provide that, in uncontested elections, our directors will be elected by a majority of the votes cast by our stockholders in the election of such director, and to amend our corporate governance guidelines to require that, if an incumbent director fails to receive the required vote for re-election, he or she will offer to resign from our board of directors. If such provisions are adopted, in contested elections, our directors will be elected by a plurality of the votes cast in the election of directors. If the Amendment to be implemented by Proposal 4.C is approved, we expect that our nominating committee and our board of directors will implement these provisions to take effect at the same time as the Amended Charter. Our stockholders are not being asked to approve any amendments to our bylaws or corporate governance guidelines pursuant to this Proxy Statement, and amendments to our bylaws or corporate governance guidelines are not included in Proposal 4.C.
Required Vote
The affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the proposal is required for the approval of Charter Amendment Proposal 4.C.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” CHARTER AMENDMENT PROPOSAL 4.C.

AMENDMENTS TO BYLAWS

(PROPOSAL 5)
Background
At the same time that we engaged in a review of the Current Charter, we also engaged in a review of our bylaws. As a result, our nominating committee recommended, and our board of directors has recommended to our stockholders for approval, amendments repealing certain outdated provisions of our bylaws that are not customary for modern NYSE listed REITs.
As more fully described below, the amendments to our bylaws described under Proposals 5.A and 5.B, (the “Bylaw Amendment Proposals”) would:
A.
Repeal Section 17 of Article III of our Bylaws, which currently provides, in general, that we may invest in any type of real property, mortgage loans or other assets, as long as the investment does not adversely affect our ability to qualify as a REIT or require us to register as an investment company under the Investment Company Act of 1940, as amended; and

B.	Repeal Section 18 of Article III of our Bylaws, which currently permits us to delegate the day-to-day operations of our business to a third-party management company.
If both of the Bylaw Amendment Proposals are approved, we will amend our Bylaws to delete both Section 17 and Section 18 of Article III of our Bylaws. If one but not both of the Bylaw Amendment Proposals are approved, we will amend our Bylaws to delete only the section of our Bylaws that is the subject of the Bylaw Amendment Proposal that was approved.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH BYLAW AMENDMENT PROPOSAL.

ELIMINATION OF INVESTMENT POLICIES AND RESTRICTIONS

(PROPOSAL 5.A)
Section 17 of Article III of our Bylaws generally permits us to invest in any type of real property, mortgage loans or other assets, as long as the investment does not adversely affect our ability to qualify as a REIT or require us to register as an investment company under the Investment Company Act of 1940, as amended, and contains certain restrictions on our activities intended to facilitate this compliance. A copy of Section 17 of Article III of our current Bylaws is set forth in Annex B.
Our board of directors has no plans for us to terminate our election to qualify as a REIT, and no plans for us to register as an investment company under the Investment Company Act of 1940, as amended. However, the requirements for qualification as a REIT, as well as the requirements for us to be exempt from registration as an investment company, are more complex than the restrictions set forth in Section 17 of our current Bylaws and are subject to change as a result in changes to federal statutes and regulations, as well as new administrative and judicial interpretations. Further, we do not believe that compliance with the restrictions set forth in Section 17 of Article III of our Bylaws, alone, is sufficient for us to ensure that we continue to qualify as a REIT and continue to qualify for an exemption from registration as an investment company. In other words, we believe that Section 17 of Article III of our Bylaws imposes restrictions on us that could increase our legal and compliance costs, without being sufficient to preserve our qualification as a REIT or our exemption from registration as an investment company. Further, restrictions of this type are rare amongst NYSE listed REITs. As a result, our board of directors recommends that our stockholders repeal Section 17 of Article III of our Bylaws. Our board of directors does not intend to make any changes in our business or operations if Bylaw Amendment Proposal 5.A is approved.
Required Vote
The affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast thereon is required for approval of Bylaw Amendment Proposal 5.A.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” BYLAW AMENDMENT PROPOSAL 5.A.

ELIMINATION OF PROVISIONS REGARDING MANAGEMENT ARRANGEMENTS

(PROPOSAL 5.B)
Section 18 of Article III of our Bylaws generally permits our board of directors to delegate responsibility for management of our assets and the administration of our day-to-day business and affairs to a third party management company, subject to approval by a majority of our independent directors and our stockholders, if such approval is required by the Current Charter. A copy of Section 18 of Article III of our current Bylaws is set forth in Annex C.
Although Section 18 of Article III of our Bylaws requires approval of our independent directors and stockholders before we may engage a third-party manager for our business, if and to the extent required by the Current Charter, the Current Charter does not require any such approvals. We are internally managed, although we may, from time to time, engage third-party property managers to manage one or more of our properties, and we obtain the services of certain personnel pursuant to the compensation and services agreement. See “Certain Relationships and Related Transactions.” We have no intention to engage a third-party manager of our company. However, as a matter of good corporate governance, our board of directors is recommending that our stockholders repeal Section 18 of Article III of our Bylaws as it is obsolete.
Required Vote
The affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast thereon is required for approval of Bylaw Amendment Proposal 5.B.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” CHARTER AMENDMENT PROPOSAL 5.B.

ADDITIONAL INFORMATION AND NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
As of the date of this proxy statement, we do not know of any business that will be presented for consideration at the meeting other than the items referred to in the Notice of the Meeting. Subject to applicable law, if any other matter is properly brought before the meeting for action by stockholders, the holders of the proxies will vote and act with respect to the business in accordance with their best judgment and discretionary authority to do so is conferred by the enclosed proxy.
Our corporate governance guidelines, code of business conduct and ethics and the charter for each of our audit, compensation and nominating committees are available at the corporate governance section of our website at: www.onelibertyproperties.com/corporate_governance. Copies of such documents may be obtained without charge by writing to us at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attn: Secretary.
This proxy statement (including the notice of meeting), the proxy card and our 2019 annual report to stockholders are available at http://1liberty.com/annualmeetingmaterials.pdf.
Great Neck, NY	By order of the Board of Directors
April 22, 2020
S. Asher Gaffney, Secretary

ANNEX A
ONE LIBERTY PROPERTIES, INC.
AMENDMENTS TO CURRENT CHARTER
ARTICLE I
NAME
The name of the Corporation is:
ONE LIBERTY PROPERTIES, INC.
ARTICLE II
PURPOSES
The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Laws of the State of Maryland as now or hereafter in force.
ARTICLE III
PRINCIPAL OFFICE AND RESIDENT AGENT
The post-office address of the principal office of the Corporation in the State of Maryland is c/o CSC - Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is CSC - Lawyers Incorporating Service Company, a corporation of the State of Maryland, and the post-office address of the resident agent is 11 East Chase Street, Baltimore, Maryland 21202.
ARTICLE IV
CAPITAL STOCK
(1)  The total number of shares of capital stock which the Corporation shall have authority to issue is ~~thirty seven~~Sixty two million five hundred thousand ~~(37,500,000~~62,500,000) shares, (a) ~~twenty-five~~Fifty million ~~(25,000,000~~50,000,000) shares of which shall be designated common stock, One Dollar ($1.00) par value per share (the “Common Stock”), and (b) twelve million five hundred thousand (12,500,000) shares of which shall be designated preferred stock, One Dollar ($1.00) par value (the “Preferred Stock,” and together with the Common Stock, the “Shares”).
(2)  Subject to Article X, each share of Common Stock shall entitle the owner thereof to vote at the rate of one (1) vote for each share held.
(3)  Any fractional shares shall carry proportionately all the rights of a whole share, excepting any right to receive a certificate evidencing such fractional share, but including, without limitation, the right to vote and the right to receive dividends.
(4)  All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of these Articles of Incorporation and the by-laws of the Corporation.
(5)  Subject to Article X, the Board of Directors is hereby expressly granted authority to authorize from time to time, in accordance with applicable law, the issue of one or more series of Preferred Stock and with respect to any such series, to fix by resolution or resolutions the numbers, powers, designations, preferences and relative, participating, optional or other special rights of such series and the qualifications, limitations or restrictions thereof, including but without limiting the generality of the foregoing, the following:
(a)  entitling the holders thereof to cumulative, non-cumulative or partially cumulative dividends, or to no dividends;
(b)  entitling the holders thereof to receive dividends payable on a parity with, junior to, or in preference to, the dividends payable on any other class or series of capital stock of the Corporation;
(c)  entitling the holders thereof to rights upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any other distribution of the assets of, the Corporation, on a parity with, junior to or in preference to, the rights of any other class or series of capital stock of the Corporation;

(d)  providing for the conversion, at the option of the holder or of the Corporation or both, of the shares of Preferred Stock into shares of any other class or classes of capital stock of the Corporation or of any series of the same or any other class or classes or into property of the Corporation or into the securities or properties of any other corporation or person, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine, or providing for no conversion;
(e)  providing for the redemption, in whole or in part, of the shares of Preferred Stock at the option of the Corporation or the holder thereof, in cash, bonds or other property, at such price or prices (which amount may vary under different conditions and at different redemption dates), within such period or periods, and under such conditions as the Board of Directors shall so provide, including provisions for the creation of a sinking fund for the redemption thereof, or providing for no redemption;
(f)  lacking voting rights or having limited voting rights or enjoying general, special or multiple voting rights;
(g)  specifying the number of shares constituting that series and the distinctive designation of that series and the stated value of that series;
(h)  specifying the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon (i) the payment of dividends, (ii) the making of other distributions, (iii) the purchase, (iv) the redemption or (v) an acquisition, by the Corporation of any other class or classes of stock of the Corporation ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding-up;
(i) specifying the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distributions of assets upon liquidation, dissolution or winding-up; and
(j)  providing for any other power, preference and relative, participating, optional or other rights or terms, and the qualifications, limitations or restrictions thereof, as shall not be inconsistent with applicable law, this Section IV(5) or any resolution of the Board of Directors pursuant hereto.
ARTICLE V
PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS
OF THE CORPORATION AND OF THE DIRECTORS AND STOCKHOLDERS
(1)  The number of directors of the Corporation ~~shall be three (3)~~ is currently    , which number may be increased pursuant to the by-laws of the Corporation but shall never be less than three. Commencing with the annual meeting of stockholders held on May 22, 1984, the directors of the Corporation shall be classified with respect to the time for which they shall severally hold office by dividing them into three classes, each class to be as nearly equal in number as possible, which classes shall be designated as Class 1, Class 2 and Class 3. Subject to the provisions hereof, the number of directors in each class shall from time to time be designated by the Board of Directors of the Corporation pursuant to the by-laws. The Class 1 director shall be elected initially for a term of one year; the Class 2 directors shall be elected initially for a term of two years; and the Class 3 directors shall be elected initially for a term of three years. At each annual meeting, the successors to the class of directors whose terms shall expire that year shall be elected to hold office for a term of three years so that each term of office of one class of directors shall expire in each year.
(2)  The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of capital stock, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such limitations as may be set forth in these Articles of Incorporation or in the by-laws of the Corporation or in the General Laws of the State of Maryland.
(3)  No holder of shares of stock of the Corporation shall, as such holder, have any right to purchase or subscribe for any shares of the capital stock of the Corporation or any other security of the Corporation which it may issue or sell (whether out of the number of shares authorized by these Articles of Incorporation, or out of any shares of the capital stock of the Corporation acquired by it after the issue thereof, or otherwise) other than such right, if any, as the Board of Directors, in its discretion, may determine.
(4)  Each holder of stock of the Corporation shall upon demand disclose to the Board of Directors in writing such information with respect to direct and indirect ownership of securities of the Corporation as the Board of Directors deems necessary to comply with provisions of the Internal Revenue Code of 1986, as from time to time amended, applicable to the Corporation, or to comply with the requirements of any taxing authority.
~~(5)  Each, director, officer and employee of the Corporation shall be indemnified by the Corporation to the full extent permitted by the General Laws of the State of Maryland, as now or hereafter in force.~~
(5)  The Corporation, to the maximum extent permitted by Maryland law in effect from time to time, shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in such capacity, in either case, from and against any claim or liability to which such individual may become subject by reason of his or her service in such capacity. The rights to indemnification and advance of expenses provided by this Charter shall vest immediately upon election of a director or officer. The Corporation may, with the approval of the Board of Directors, provide such indemnification and advancement of expenses to any individual who served a predecessor of the Corporation (including, without limitation, its direct or indirect subsidiaries), in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in this Charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.
Neither the amendment nor repeal of this Section 5, nor the adoption or amendment of any other provision of the Charter or the Bylaws inconsistent with this Section 5, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. For the avoidance of doubt, the rights of indemnification provided by this Charter shall protect acts performed by such indemnitees (including by reason of being named a person who is about to become a director) prior to the date of this Charter, including acts performed, or omissions taking place, prior to the formation of the Corporation.
(6)  The Board of Directors of the Corporation may make, alter or repeal from time to time any of the by-laws of the Corporation except any particular by-law which is specified as not subject to alteration or repeal by the Board of Directors.
(7)  The Board of Directors may authorize, subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general), or other organization shall render or make available to the Corporation managerial, investment advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

(8)  The Board of Directors may authorize any agreement of the character described in paragraph (7) of this Article V or other transaction with any person, corporation, association, company, trust, partnership (limited or general), or other organization, although one or more of the members of the Board of Directors or officers of the Corporation may be the other party to any such agreement or an officer, director, stockholder, or member of such other party, and no such agreement or transaction shall be invalidated or rendered voidable solely by reason of the existence of any such relationship if (i) the existence is disclosed or known to: (a) the Board of Directors, and the Board authorizes, approves, or ratifies the agreement or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum; or (b) the stockholders entitled to vote, and the agreement or transaction is authorized, approved, or ratified by a majority of votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or such other entity or officer, director, stockholder or member thereof; or (ii) the contract is fair and reasonable to the Corporation. Any member of the Board of Directors of the Corporation who is also a director or officer of such other entity or who is so interested or associated with such other entity may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such agreement or transaction, and may vote thereat to authorize any such agreement or transaction, with like force and effect as if he were not such director or officer of such other entity or not so interested or associated.
(9)  The determination as to any of the following matters made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter of the Corporation and in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of duties, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its capital stock, namely: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends; the amount of paid-in surplus, other surplus, annual or other net profit, or net assets in excess of capital, undivided profits, or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair values, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any matter relating to the acquisition, holding and disposition of any assets by the Corporation.
(10)  Notwithstanding any provision of the General Laws of the State of Maryland requiring any action to be taken or authorized by the affirmative vote of ~~the holders of a greater proportion than a majority of the shares or of the shares of each class, or otherwise to be taken or authorized by vote of the~~ stockholders entitled to cast a greater number of votes, such action shall be effective and valid~~, except as otherwise provided in Article VII hereof,~~ if declared advisable by the Board of Directors and taken or ~~authorized~~approved by the affirmative vote of ~~the holders of~~stockholders entitled to cast a majority of all the ~~total number of shares outstanding and~~votes entitled to ~~vote thereon~~be cast on the matter.
(11)  Only the stockholders may, at any meeting of stockholders duly called and at which a quorum is present, by the affirmative vote or consent of the holders of a majority of all of the outstanding shares entitled to vote, remove any director or directors from office, and only for cause, and may elect a successor or successors to fill any resulting vacancies for the unexpired terms of removed directors.
(12)  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.
Neither the amendment nor repeal of this Paragraph, nor the adoption or amendment of any provision of the Articles of Incorporation or By-laws inconsistent with this Paragraph, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
ARTICLE VI
REDEMPTION
If at any time the Board of Directors shall in good faith be of the opinion that direct or indirect ownership of shares of stock of the Corporation has or may become concentrated to an extent which would cause the Corporation to fail to qualify or be disqualified as a real estate investment trust by virtue of Sections 856(a)(5) or

(6) of the Internal Revenue Code of 1986, as amended, or similar provisions of successor statutes, pertaining to the qualification of the Corporation as a real estate investment trust, the Board of Directors shall have the power (i) by lot or other means deemed equitable by them to call for purchase from any stockholder of the Corporation a number of shares sufficient in the opinion of the Board of Directors to maintain or bring the direct or indirect ownership of shares of stock of the Corporation into conformity with the requirements of said Sections 856(a)(5) and (6) pertaining to the Corporation, and (ii) to refuse to transfer or issue shares of the Corporation to any person whose acquisition of such shares would, in the opinion of the Board of Directors, result in the Corporation being unable to conform to the requirements of said Sections 856(a)(5) and (6). The purchase price for any shares of stock purchased pursuant hereto (i) shall be equal to the fair market value of the shares as reflected in the closing sale price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, (ii) if the shares are not at the time listed or admitted for trading on any such exchange, then such price as shall be equal to the last reported sale price, or if there is no such sale price, the average of the last reported bid and asked prices, as reported by the National Association of Securities Dealers Automated Quotation System (“Nasdaq”), (iii) if the shares are not at the time quoted on the Nasdaq, then such price shall be equal to the last reported bid and asked prices as reported by the OTC Bulletin Board, or any similar reputable quotation and reporting service, if such quotation is not reported by the OTC Bulletin Board, or (iv) if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by the Board of Directors in accordance with the provisions of applicable law. Payment of the purchase price shall be made in cash by the Corporation at such time and in such manner as may be determined by the Board of Directors of the Corporation. From and after the date fixed for purchase by the Board of Directors, the holder of any shares of stock so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, excepting only the right to payment of the purchase price fixed as aforesaid. Any transfer of shares that would prevent the corporation from continuing to be qualified as a real estate investment trust by virtue of the application of said Sections 856(a)(5) and (6) shall be deemed void ab initio and the intended transferees shall be deemed never to have had an interest therein. If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of such shares shall be deemed, at the option of the Corporation, to have acted as agent on behalf of the Corporation in acquiring such shares and to hold such shares on behalf of the Corporation.
ARTICLE VII
AMENDMENTS
The Corporation reserves the right from time to time to make any amendments to its charter which may be now or hereafter authorized by law, including any amendments changing the terms or contract rights of any of its outstanding stock by classification, re-classification, or otherwise. ~~No such amendment which changes the terms or contract rights of any of its outstanding stock shall be valid unless such amendment shall have been authorized by not less than two-thirds of the aggregate number of votes entitled to be cast thereon by a vote at a meeting or in writing with or without a meeting.~~ Any ~~other~~ amendment to the corporation’s charter shall be valid if such amendment shall have been authorized by not less than a majority of the aggregate number of votes entitled to be cast thereon by a vote at a meeting or in writing with or without a meeting. All rights and powers conferred by the charter of the Corporation on stockholders, directors and officers are granted subject to this reservation.
ARTICLE VIII
PERPETUAL EXISTENCE
The Corporation is to have perpetual existence.
ARTICLE IX
INAPPLICABILITY OF SUBTITLE 6 OF TITLE 3
OF THE MARYLAND GENERAL CORPORATION LAW
The Corporation expressly elects not to be subject to or governed by the provisions of Subtitle 6 of Title 3 of the Maryland General Corporation Law, or any substantially similar successor law.

ARTICLE X
OWNERSHIP LIMITATIONS
(1) DEFINITIONS. For the purposes of this Article X, the following terms shall have the following meanings:
“Beneficial Ownership” shall mean ownership of Shares by a Person who (i) would be treated as an owner of such Shares under section 542(a) (2) of the Code either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code or (ii) would be treated as an owner of such Shares under Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own” and “Beneficially Owned” shall have the correlative meanings.
“Charitable Beneficiary” shall mean an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Board of Directors as the beneficiary or beneficiaries of the Excess Share Trust.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Excess Shares” shall mean Shares resulting from an event described in Article X(3).
“Excess Share Trust” shall mean the trust created pursuant to Article X(3) and (14).
“Excess Share Trustee” shall mean a person who shall be unaffiliated with the Corporation, any Purported Beneficial Transferee and any Purported Record Transferee, identified by the Board of Directors as the trustee of the Excess Share Trust.
“Existing Holder” shall mean any Person who Beneficially Owns a total amount or value in excess of 9.9% of our Shares on June 14, 2005.
“Existing Holder Amount” shall mean an amount equal to an amount which would not result (i) in five Persons Beneficially Owning more than 49% of the Shares, (ii) the Shares being beneficially owned (as provided in Section 856(a) of the Code) by less than 100 Persons (determined without reference to any rules of attribution), and (iii) in the Corporation being “closely held” within the meaning of Section 856(h) of the Code.
“Existing Holder Limit” shall mean, with respect to each Existing Holder, a total amount or value of Shares such Person may Beneficially Own, which amount shall equal the lesser of (i) an amount determined by the Board of Directors from time to time with respect to such Person and (ii) the Existing Holder Amount.
“Fair Market Value” shall mean the last reported sales price reported on the NYSE for Shares on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price for Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over or through which such Shares may be traded, or if not then traded over or through any exchange or quotation system, then the market price of such Shares on the relevant date as determined in good faith by the Board of Directors.
“Ownership Limit” shall mean, with respect to (i) an Existing Holder, the Existing Holder Limit, and (ii) with respect to all other Persons, 9.9% or more, in total number of Shares or value, of the outstanding shares of any class or series of Common Stock and Preferred Stock of the Corporation. The number and value of the outstanding Shares of any class or series of Common Stock and Preferred Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.
“Person” shall mean an individual, corporation, partnership, estate, corporation (including a corporation qualified under Section 401(a) or 501(c)(17) of the Code), portion of a corporation permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer which results in Excess Shares, as defined below in Article X(3), the Person who would have been the beneficial holder of the Shares, if such Transfer had been valid under Article X(2).

“Purported Record Transferee” shall mean, with respect to any purported Transfer which results in Excess Shares, as defined below in Article X(3), the Person who would have been the record holder of the Shares, if such Transfer had been valid under Article X(2).
“REIT” shall mean a real estate investment trust under Section 856 of the Code.
“REIT Provisions of the Code” means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.
“Restriction Termination Date” shall mean the first day on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.
“Shares” shall mean the shares of the Corporation as may be authorized and issued from time to time pursuant to Article IV.
“Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Shares (including (a) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Shares, (b) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares and (c) any transfer or other disposition of any interest in Shares as a result of a change in the marital status of the holder thereof), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. The terms “Transfers” and “Transferred” shall have the correlative meanings.
(2)  OWNERSHIP LIMITATION.
(A)  Except as provided in Article X(11) and (19), and subject to clause (B) below, until the Restriction Termination Date:
(i)  no Person shall Beneficially Own Shares in excess of the Ownership Limit with respect to such Person;
(ii)  any Transfer that, if effective, would result in any Person Beneficially Owning Shares in excess of the Ownership Limit with respect to such Person shall be void ab initio as to the Transfer of such Shares which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Shares;
(iii)  any Transfer that, if effective, would result in the Shares being beneficially owned (as provided in Section 856(a) of the Code) by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such Shares which would be otherwise beneficially owned (as provided in Section 856(a) of the Code) by the transferee; and the intended transferee shall acquire no rights in such Shares.
(iv)  any Transfer that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of the Shares which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such Shares.
(B)  Nothing contained in this Article X shall preclude the settlement of any transaction entered into through the facilities of the NYSE. The fact that the settlement of any transaction occurs or takes place shall not negate the effect of any other provision of this Article X and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article X.
(3)  EXCESS SHARES.
(A)  In the event that, notwithstanding the other provisions contained in this Article X, at any time until the Restriction Termination Date, there is a purported Transfer such that any Person would Beneficially Own Shares in excess of such Person’s Ownership Limit, then, except as otherwise provided in Article X(11), Shares directly owned by such Person in excess of such Person’s Ownership Limit shall be automatically designated as Excess Shares (without reclassification) until such Person does not own Shares in excess of such Person’s Ownership Limit. The designation of such Shares as Excess Shares shall be effective as of the close of business on the business day prior to the date of the purported Transfer. If, after designation of such Shares owned directly by a Person as Excess Shares, such Person still owns Shares in excess of such Person’s Ownership Limit, Shares Beneficially Owned by such Person constructively in excess of such Person’s Ownership Limit shall be designated as Excess Shares until such Person does not own Shares in excess of such Person’s Ownership Limit. Where such Person owns Shares constructively through one or more Persons and the Shares held by such other Persons must be designated as Excess Shares, the designation of Shares as Excess Shares held by such other Persons shall be pro rata.
(B)  If, notwithstanding the other provisions contained in this Article X, at any time until the Restriction Termination Date, there is a purported Transfer of Shares or any sale, transfer, gift, assignment, devise or other disposition of shares or other interests of a direct or indirect stockholder of the Corporation which, if effective, would cause the Corporation to become “closely held” within the meaning of Section 856(h) of the Code, then any Shares being Transferred which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code (rounded up to the nearest whole Share) shall be automatically designated as Excess Shares and be treated as provided in this Article X. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer. If, after the designation of any such Shares as Excess Shares, the Corporation is still “closely held” within the meaning of Section 856(h) of the Code, an amount of Shares owned directly by any Person whose Beneficial Ownership of Shares in the Corporation increased as a result of the sale, transfer, gift, assignment, devise or other disposition of shares or other interests of a direct or indirect stockholder of the Corporation and is one of the five Persons who caused the Corporation to be “closely held” within the meaning of Section 856(h) of the Code, shall be automatically designated as Excess Shares until the Corporation is not “closely held” within the meaning of Section 856(h) of the Code. Where several similarly situated Persons exist, the designation of Shares as Excess Shares shall be pro rata. If, after applying the foregoing provisions the Corporation is still “closely held” within the meaning of Section 856(h) of the Code, any Shares constructively owned by such Persons shall be designated as Excess Shares, on a pro rata basis among similarly situated Persons, until the Corporation is not “closely held” within the meaning of Section 856(h) of the Code.
(C)  If, at any time until the Restriction Termination Date, an event other than a purported Transfer (an “Event”) occurs which would cause any Person to Beneficially Own Shares in excess of such Person’s Ownership Limit, then, except as otherwise provided in Article X(11), Shares Beneficially Owned by such Person in excess of such Person’s Ownership Limit shall be automatically designated as Excess Shares to the extent necessary to eliminate such excess ownership. The designation of Shares as Excess Shares shall be effective as of the close of business on the business day prior to the date of the Event. In determining which Shares are designated as Excess Shares, Shares Beneficially Owned by any Person who caused the Event to occur shall be designated as Excess Shares before any Shares not so held are designated. Where several similarly situated Persons exist, the designation of Shares as Excess Shares shall be pro rata. If any Person is required to designate Shares as Excess Shares pursuant to this subsection (C), such Person shall first designate Shares directly held by such Person before designating Shares Beneficially Owned constructively. Where such Person owns Shares constructively through one or more Persons and the Shares held by such other Persons must be designated as Excess Shares, the designation of Shares by such other Persons shall be pro rata.
(4)  PREVENTION OF TRANSFER. If the Board of Directors or its designee shall at any time determine in good faith that a Transfer has taken place in violation of Article X(2) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership (determined with or without reference to any rules of attribution) of any Shares in violation of Article X(2), the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Article X(2) shall automatically result in the designation and treatment described in Article X(3), irrespective of any action (or non-action) by the Board of Directors.
(5)  NOTICE TO CORPORATION. Any Person who acquires or attempts to acquire Shares in violation of Article X(2), or any Person who is a transferee such that Excess Shares result under Article X(3), shall immediately give written notice or, in the event of a proposed or attempted Transfer, give at least 15 days prior written notice to the Corporation of such event. Such person shall also provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as a REIT and shall execute and deliver such instruments and provide such further cooperation and assistance as the Board of Directors deems advisable to preserve the status of the Corporation as a REIT.
(6)  INFORMATION FOR CORPORATION. Until the Restriction Termination Date:
(A)  every Beneficial Owner of more than 1% (or such other lower percentages as required pursuant to regulations under the Code) of the number or value of any class or series of Common Stock or Preferred Stock of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of Shares of such class or series of Common Stock or Preferred Stock Beneficially Owned, and a description of how such Shares are held. Each such Beneficial Owner shall provide to the Corporation such additional information as the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with such Person’s Ownership Limit.
(B)  each Person who is a Beneficial Owner of Shares and each Person (including the stockholder of record) who is holding Shares for a Beneficial Owner shall provide to the Corporation in writing such information with respect to direct, indirect and constructive ownership of Shares as the Board of Directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to determine the Corporation’s status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.
(7)  OTHER ACTION BY BOARD. Subject to Article X(2), nothing contained in this Article X shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT; provided, however, that no provision of this subsection 7 shall preclude the settlement of any transaction entered into through the facilities of the NYSE.
(8)  AMBIGUITIES. In the case of an ambiguity in the application of any of the provisions of this Article X, including any definition contained in Article X(1), the Board of Directors shall have the power to determine the application of the provisions of this Article X with respect to any situation based on the facts known to it. In the event this Article X requires or permits an action by the Board of Directors and the Restated Articles of Incorporation of the Corporation, as amended, fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article X.
(9)  INCREASE OR DECREASE IN OWNERSHIP LIMIT. Subject to the limitations provided in Article X(10), the Board of Directors may from time to time increase or decrease such Person’s Ownership Limit; provided, however, that any decrease may only be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law that would require a decrease to retain REIT status, in which case such decrease shall be effective immediately).
(10)  LIMITATIONS ON CHANGES IN OWNERSHIP LIMITS.
(A)  The Ownership Limit may not be increased if, after giving effect to such increase, five or fewer individual Beneficial Owners of Shares could Beneficially Own, in the aggregate, more than 49% in number or value of the outstanding Shares.
(B)  Prior to the modification of any Ownership Limit pursuant to Article X(9), the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.
(11)  WAIVERS BY THE BOARD. The Board of Directors with a ruling from the Internal Revenue Service, an opinion of counsel to the effect that such exemption will not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or such other evidence as the Board of Directors deems necessary in its sole discretion may exempt, on such conditions and terms as the Board of Directors deems necessary in its sole discretion, a Person from such Person’s Ownership Limit if the Board of Directors obtains such representations and undertakings from such Person as the Board of Directors may deem appropriate and such Person agrees that any violation of the terms of such exemption or attempted violation of the same will result in, to the extent necessary, the designation of Shares held by such Person as Excess Shares in accordance with Article X(3).
(12)  LEGEND. Each certificate for Shares:
(a)  shall state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge; or
(B) shall bear substantially the following legend:
“The securities represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Corporation’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the Restated Articles of Incorporation of the Corporation, as amended, no Person may Beneficially Own Shares in excess of the Ownership Limit (as defined in the Restated Articles of Incorporation, as amended) or such greater percentage as may be determined by the Board of Directors of the Corporation, of the number or value of the outstanding Shares of any class or series of the Common Stock or Preferred Stock of the Corporation. Any Person who attempts or proposes to Beneficially Own Shares in excess of the above limitations must notify the Corporation in writing at least 15 days prior to such proposed or attempted Transfer. All capitalized terms in this legend have the meanings defined in the Restated Articles of Incorporation of the Corporation, as amended, a copy of which, including the restrictions on transfer, will be furnished to each stockholder on request and without charge. If the restrictions on transfer are violated, the securities represented hereby which are in excess of the above limitations will be designated and treated as Excess Shares which will be held in trust by the Excess Share Trustee for the benefit of the Charitable Beneficiary.”
(13)  SEVERABILITY. If any provision of this Article X or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall be affected only to the extent necessary to comply with the determination of such court.
(14)  TRANSFER OF EXCESS SHARES. Upon any purported Transfer that results in Excess Shares pursuant to Article X(3), such Excess Shares shall be deemed to have been transferred on the day prior to the date of the purported Transfer that results in such Excess Shares to the Excess Share Trustee, as trustee of a special trust for the exclusive benefit of the Charitable Beneficiary. The Corporation shall name a Charitable Beneficiary, if one does not already exist, within five days of the discovery of any designation of any Excess Shares; however, the failure to so name a Charitable Beneficiary shall not affect the designation of Shares as Excess Shares or the transfer thereof to the Excess Share Trustee. Excess Shares so held in trust shall be issued and outstanding Shares of the Corporation. The Purported Record Transferee or Purported Record Holder shall have no rights in such Excess Shares except as provided in Article X(17).
(15)  DISTRIBUTIONS ON EXCESS SHARES. Any dividends (whether taxable as a dividend, return of capital or otherwise) on Excess Shares shall be paid to the Excess Share Trust for the benefit of the Charitable Beneficiary. Upon liquidation, dissolution or winding up, the Purported Record Transferee shall receive, for each Excess Share, the lesser of (A) the amount per share of any distribution made upon liquidation, dissolution or winding up or (B) the price paid by the Purported Record Transferee for the Excess Shares, or if the Purported Record Transferee did not give value for the Excess Shares, the Fair Market Value of the Excess Shares on the day of the event causing the Excess Shares to be held in trust. Any such dividend paid or distribution paid to the Purported Record Transferee in excess of the amount provided in the preceding sentence prior to the discovery by the Corporation that the Shares with respect to which the dividend or distribution was made had been designated as Excess Shares shall be repaid, upon demand, to the Excess Share Trust for the benefit of the Charitable Beneficiary.
(16)  VOTING OF EXCESS SHARES. The Excess Share Trustee shall be entitled to vote the Excess Shares on behalf of the Charitable Beneficiary on any matter. Subject to Maryland law, any vote cast by a Purported Record Transferee with respect to the Excess Shares prior to the discovery by the Corporation that the Excess Shares were held in trust will be rescinded ab initio; provided, however, that if the Corporation has already taken irreversible action with respect to a merger, reorganization, sale of all or substantially all the assets, dissolution of the Corporation or other action by the Corporation, then the vote cast by the Purported Record Transferee shall not be rescinded. The owner of the Excess Shares will be deemed to have given an irrevocable proxy to the Excess Share Trustee to vote the Excess Shares for the benefit of the Charitable Beneficiary.
Notwithstanding the provisions of this Article X, until the Corporation has received notification that Excess Shares have been transferred into an Excess Share Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.
(17)  NON-TRANSFERABILITY OF EXCESS SHARES. Excess Shares shall be transferable only as provided in this Section 17. The Excess Share Trustee may, in the event that the Corporation waives its purchase rights under Section 18, transfer the Shares held in the Excess Share Trust to a Person or Persons whose ownership of such Shares will not violate such Person’s Ownership Limit. If such a transfer is made to such a Person or Persons, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Purported Record Transferee and to the Charitable Beneficiary. The Purported Record Transferee shall receive the lesser of (A) the price paid by the Purported Record Transferee for the Shares or, if the Purported Record Transferee did not give value for the Shares, the Fair Market Value of the Shares on the day of the event causing the Shares to be held in trust, or (B) the price received by the Excess Share Trust from the sale or other disposition of the Shares. Any proceeds in excess of the amount payable to the Purported Record Transferee will be paid to the Charitable Beneficiary. The Excess Share Trustee shall be under no obligation to obtain the highest possible price for the Excess Shares. Prior to any transfer of any Excess Shares by the Excess Share Trustee, the Corporation must have waived in writing its purchase rights under Section 18. It is expressly understood that the Purported Record Transferee may enforce the provisions of this Section against the Charitable Beneficiary.
If any of the foregoing restrictions on transfer of Excess Shares is determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such Excess Shares in Corporation and to hold such Excess Shares on behalf of the Corporation.
(18)  CALL BY CORPORATION ON EXCESS SHARES. Excess Shares shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per Share equal to the lesser of (A) the price per Share in the transaction that created such Excess Shares (or, in the case of a devise, gift or other transaction in which no value was given for such Excess Shares, the Fair Market Value at the time of such devise, gift or other transaction) and (B) the Fair Market Value of the Excess Shares on the date the Corporation, or its designee, accepts such offer (the “Redemption Price”). The Corporation shall have the right to accept such offer for a period of ninety days after the later of (x) the date of the purported Transfer which resulted in such Excess Shares and (y) the date the Board of Directors determines in good faith that a Transfer resulting in Excess Shares has occurred, if the Corporation does not receive a notice of such Transfer pursuant to Article X(5) but in no event later than a permitted Transfer pursuant to and in compliance with the terms of Article X(17). Unless the Board of Directors determines that it is in the interests of the Corporation to make earlier payments of all of the amount determined as the Redemption Price per Share in accordance with the preceding sentence, the Redemption Price may be payable at the option of the Board of Directors at any time up to but not later than the five years after the date the Corporation accepts the offer to purchase the Excess Shares. In no event shall the Corporation have an obligation to pay interest to the Purported Record Transferee.
(19)  UNDERWRITTEN OFFERINGS. The Ownership Limit shall not apply to the acquisition of Shares or rights, options or warrants for, or securities convertible into, Shares by an underwriter in a public offering; provided that the underwriter makes a timely distribution of such Shares or rights, options or warrants for, or securities convertible into, Shares.
(20)  ENFORCEMENT. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article X.
(21)  NON-WAIVER No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ANNEX B
Section 17. Investment Policies and Restrictions
(a)
It shall be the duty of the Board of Directors to ensure that the purchase, sale, retention and disposal of Corporation assets and the investment policies of the Corporation and the limitations thereon or amendment thereto are at all times in compliance with the restrictions applicable to real estate investment trusts pursuant to the Internal Revenue Code of 1986, as amended and as may be hereafter amended (the “Code”).

(b)
The Corporation may invest in any type of real property, mortgage loans (and, in both cases, in interests therein) and in other investments of any nature whatsoever; provided that the investment does not adversely affect the Corporation's ability to continue to qualify as a real estate investment trust under the Code; and provided further that the investment does not necessitate that the Corporation register as an investment company under the Investment Company Act of 1940 as amended and as may be hereafter amended.

Except as provided above, there shall be no limit on the number of investments in which the Corporation may invest or the percentage of the Corporation's assets invested in any one investment. The properties may be situated anywhere in the United States, without limit as to the concentration of investments in a particular geographic area.
After termination of the lease as to each of its properties under lease, the Corporation shall seek to relet or sell such property in such a manner as to maximize the ultimate return to the Corporation, considering the income and residential value potentials of such property. Any reletting or sale of such property may be to any company on the open market at the maximum obtainable price and terms. The Corporation may also consider the sale or other disposition of any of such properties prior to termination of the relevant lease if such sale or other disposition appears to be advantageous. The Corporation may take purchase money obligations as part payment in lieu of cash in connection with such sales (or any other sales of its properties not under lease) and may take into account local custom in negotiating the terms of repayment.
(c)
The Corporation may finance and refinance its investments in whatever manner the Directors determine to be in the best interests of the stockholders. The method of financing and refinancing may include short, intermediate or long-term borrowings, whether secured or unsecured, subject to the limitations set forth below. Borrowings may be in the form of bank borrowings, including unsecured borrowings or borrowings secured by a mortgage on the Corporation's current properties and/or the properties acquired, the issuance of commercial paper, or the issuance in public or private transactions of senior or subordinated notes or debentures, including notes or debentures convertible into shares of the Corporation's Common Stock. The Corporation may also, in public or private transactions, issue additional shares of its Common Stock, and may, in the discretion of the Board of Directors, combine any two or more of such financing methods.

(d)
The cash proceeds of a sale or other disposition of the Corporation's assets may be reinvested in long-term investments, if such reinvestment can be made without adversely affecting the Corporation's ability to qualify as a real estate investment trust under the Code.

(e)
The Corporation shall not (i) invest in the securities of other issuers for the purpose of exercising control (except where real property is the principal asset of a corporation and the acquisition of such property can best be effected by the acquisition of the stock of the corporation), nor (ii) underwrite securities of other issuers. The Corporation may purchase or otherwise reacquire its outstanding shares of Common Stock whenever necessary to maintain qualification as a real estate investment trust under the Code and also at any time and for such prices as the Directors deem appropriate without adversely affecting the ability of the Corporation to qualify as a real estate investment trust under the Code.

(f)
The provisions of this Section 17 of Article III of these By-Laws are not subject to alteration, modification or repeal by the Board of Directors and may be altered, modified or repealed only by majority vote of the stockholders.

Section 18. Management Arrangements. The Board may delegate the duty of management of the assets and the administration of its day-to-day operations to a Management Company pursuant to a written contract or contracts
B-1

which have obtained the requisite approvals, including the requisite approvals of renewals thereof, of the Board of Directors, including a majority of the Independent Directors as defined in Section 3 of this Article III, and the stockholders of the Corporation, as provided in the Articles of Incorporation.
In connection with the consideration and approval of any management arrangements, including renewals thereof, the Independent Directors shall be provided with such information as is deemed necessary so that such Directors will be fully informed in an impartial manner of all relevant factors with respect to such arrangements including, without limitation, information as to the available alternatives, the nature and quality of the services to be provided, and relevant compensation, operating expense and performance data, and will thereby be in a position to make a reasonable business Judgment with respect to such arrangements on the basis of arm's length bargaining. The minutes of meetings with respect to such determinations shall reflect such considerations.
The provisions of this Section 18 of Article III of these By-Laws are not subject to alteration, modification or repeal by the Board of Directors and may be altered, modified or repealed only by majority vote of the stockholders.
B-2